                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 9, 1997


                          FPA MEDICAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                    0-24276                33-0604264
  (State of other jurisdiction        (Commission            (IRS Employer
        of incorporation)            File Number)         Identification No.)


                                3636 Nobel Drive
                                    Suite 200
                           San Diego, California 92122
               (Address of principal executive offices) (Zip Code)


                                 (619) 453-1000
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5. Other Events.

        In connection with the following business combinations between FPA Medical Management, Inc. (the "Registrant") and HealthCap, Inc. ("HealthCap"), effective June 30, 1997, between the Registrant and Axminster Medical Group, Inc. ("Axminster"), effective September 30, 1997, and between the Registrant and Health Partners, Inc. ("Health Partners"), effective October 13, 1997, all of which were accounted for as poolings of interests, the Registrant has restated its financial statements for all periods prior to the effective dates of such mergers to include the results of Health Cap, Axminster, and Health Partners. Information concerning the Registrant's Common Stock and per share data has been restated on an equivalent share basis.

        The following information is included as exhibits to this Form 8-K:

        (i) Management's Discussion and Analysis of Financial Condition and Results of Operations;

        (ii) FPA Medical Management, Inc. and Subsidiaries Supplemental Consolidated Balance Sheets as of December 31, 1995 and 1996 and as of September 30, 1997 (unaudited);

        (iii) FPA Medical Management, Inc. and Subsidiaries Supplemental Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited);

        (iv) FPA Medical Management, Inc. and Subsidiaries Supplemental Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 (unaudited);

        (v) FPA Medical Management, Inc. and Subsidiaries Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited); and

        (vi) FPA Medical Management, Inc. and Subsidiaries Notes to Supplemental Consolidated Financial Statements for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited).

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

        FPA Medical Management, Inc., its subsidiaries and affiliated professional corporations (the "Professional Corporations") (the "Company") derive substantially all of their operating revenue from (i) the payments made by health maintenance organizations and other prepaid health insurance plans (collectively, "Payors") to the Professional Corporations and certain of the Company's subsidiaries for managed care medical services, (ii) fee-for-service revenues for the Company's medical centers in the managed care business and
(iii) fee-for-service revenues from emergency department medical services. On March 17, 1997, FPA acquired AHI Healthcare Systems, Inc. ("AHI") in a stock-for-stock merger (the "AHI Merger") accounted for as a pooling of interests in which 5,797,968 shares of FPA common stock were issued in exchange for all of the outstanding shares of AHI. On June 30, 1997, FPA acquired HealthCap in a stock-for-stock merger accounted for as a pooling of interests in which 2,300,000 shares of FPA common stock were issued in exchange for all of the outstanding shares of HealthCap (including shares covered by HealthCap vested options and outstanding warrants at the effective date of the merger). In addition, FPA assumed certain outstanding HealthCap options. On September 2, 1997, FPA acquired Emergency Medical Care Incorporated ("EMC") for cash and shares of FPA common stock, subject to adjustment based on certain performance criteria. The acquisition was accounted for as a purchase. On September 30, 1997, FPA acquired Axminster in a stock-for-stock merger accounted for as a pooling of interests in which shares of FPA common stock were issued in exchange for all the outstanding shares of Axminster. On October 13, 1997, FPA acquired Health Partners, Inc. ("Health Partners") in a stock-for-stock merger accounted for as a pooling of interests in which 5,227,273 shares of FPA common stock were issued in exchange for all outstanding capital stock of Health Partners and all outstanding options to purchase Health Partners common stock. Accordingly, the following financial information includes the results of AHI, HealthCap, Axminster, and Health Partners for all periods presented.

MANAGED CARE BUSINESS

        The Company has two types of Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services or professional medical services ("outpatient capitation" contracts). Under global capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of hospital inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit, of amounts pre-established by the Payor in relation to inpatient expense. Revenue under global capitation contracts represented 20.4% of managed care business operating revenue for 1996. The Company received no global capitation revenue in 1995 and 1994. Revenue under outpatient capitation contracts represented 88.3%, 89.0% and 66.2% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

        The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations and certain of the Company's subsidiaries. These revenues are presented net of contractual deductions and represented 2.4%, 4.1% and 8.1% for the years ended December 31, 1994, 1995 and 1996, respectively, of managed care business operating revenue. The increase in fee-for-service revenue is primarily a result of the Company's recent acquisitions, as these companies have historically had greater fee-for service revenue than the Company. This trend is not expected to continue as (i) the Company renegotiates contracts with existing Payors to move from fee-for-service to capitation and (ii) the Company enters into new Payor contracts on a capitated basis.

        Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide primary care and specialty medical services to covered enrollees. Primary care physicians are compensated on either a salary or capitation basis. Specialty care physician services are compensated on either a discounted fee-for-service or capitation basis.

EMERGENCY DEPARTMENT BUSINESS

        Through the emergency department business, the Company provides contract management and support services primarily to emergency departments. As of December 31, 1996, the Company provided physician practice management services on a contract basis to 101 emergency departments, one anesthesia department, four correctional health care facilities and two rural health urgent care clinic located in 20 states. The Company contracts with approximately 1,000 affiliated physicians who provide certain medical services to approximately 1.4 million patients annually.

        The Company's contractual arrangements with hospitals are primarily fee-for-service contracts whereby hospitals generally agree, in exchange for the Company's services, to authorize the Company and its contracted health care professionals to bill and collect the professional component of the charges for medical services rendered by the Company's contracted health care professionals. Fee-for-service contracts may, depending on the hospital's patient volume and Payor mix, involve the payment of a subsidy to the Company by the hospital. In 1994, 1995 and 1996, 94.0%, 84.4% and 84.6% respectively, of the Company's emergency department operating revenue was earned on a fee-for-service basis. The Company emphasizes fee-for-service contracts in its marketing activities with hospital emergency departments.

        Medical services expense for the emergency department business consists primarily of payments made to independent contractor and employee physicians ("Physician Costs") and, to a lesser extent, the costs of medical supplies and malpractice insurance and laboratory fees. During the years ended December 31, 1994, 1995 and 1996, Physician Costs accounted for 95.1%, 91.8% and 92.1%, respectively, of emergency department medical services expense.

OPERATIONAL DEVELOPMENT

        The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations and certain subsidiaries have contracts and whose members are patients of physicians in the FPA network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Company will be able to contract with new Payors and emergency departments. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized. Failure to effectively accomplish the integration of acquired companies may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

        In October 1997, the Company completed its merger with Health Partners, which serviced approximately 138,000 enrollees. In September 1997, the Company acquired Axminster, which serviced approximately 17,000 enrollees, and EMC, which is a physician practice management company ("PPM") engaged in the business of providing contract management and support services primarily to hospital-based emergency departments. In June 1997, the Company completed its merger with HealthCap, which serviced approximately 85,000 enrollees. In March 1997, the Company completed its merger with AHI, which serviced approximately 210,000 enrollees. Effective in December 1996, the Company and certain Professional Corporations acquired two medical groups, one each in California and Arizona, providing services to approximately 63,000 and 157,000 enrollees, respectively. In October 1996, the Company acquired Sterling Healthcare Group, Inc. ("Sterling"), which was affiliated with approximately 1,000 affiliated physicians and provided PPM services on a contract basis to 101 hospital-based emergency departments. In July 1996, the Company acquired two independent practice associations, one each in Arizona and Florida, providing services to approximately 14,000 and 4,000 enrollees, respectively. In June 1996, the Company acquired Physicians First, Inc., operating 40 medical clinics in Florida, through which 110 primary care physicians provided services to approximately 80,000 enrollees. In January 1996, the Company acquired three independent practice associations in the Los Angeles, Ventura and Sacramento regions of California, which serviced approximately 76,000 enrollees and included 570 primary care physicians.

        The table below sets forth an approximate number of enrollees and primary care physicians (including emergency department physicians) and the number of emergency business contracts (including seven radiology, urgent care and correctional facility contracts) by state at September 30, 1997.


                                            NUMBER OF     EMERGENCY
                                          PRIMARY CARE    DEPARTMENT
                              ENROLLEES    PHYSICIANS     CONTRACTS
                              ---------   ------------    ----------
Alabama                             --         130              6
Arizona                        187,000         430              2
California                     314,900       1,570             --
Delaware                        11,700          90             --
Florida                        126,300         290             11
Georgia                         32,100         120              5
Kentucky                        12,000          90              4
Louisiana                          900         180             17
Michigan                        39,500         500             11
Mississippi                         --         120              8
Missouri                        15,000         150             12
Nevada                          43,200         190             --
New Jersey                      33,800         920             --
New York                        97,200         450              2
North Carolina                  10,900         190             11
Pennsylvania                        --         360              1
South Carolina                   6,000         180              2
Tennessee                           --         100              8
Texas                          125,800         780             12
Washington, D.C.                13,800          10              0
Virginia                        17,200          40              1
Others                              --         330             26
                             ---------       -----            ---
    Total                    1,087,300       7,220            139
                             =========       =====            ===

RESULTS OF OPERATIONS

   The following table sets forth for the years ended December 31, 1994, 1995 and 1996 selected financial data and selected financial data expressed as a percentage of operating revenue.


                                                           YEAR ENDED DECEMBER 31,
                     -----------------------------------------------------------------------------------------------------
                                            1994                                              1995
                     ------------------------------------------------     ------------------------------------------------
                         MANAGED         EMERGENCY                           MANAGED          EMERGENCY
                          CARE           DEPARTMENT                            CARE           DEPARTMENT
                        BUSINESS          BUSINESS          TOTAL            BUSINESS          BUSINESS          TOTAL
                     -------------     -------------    -------------     -------------     -------------    -------------
Operating revenue    $  97,177,942     $  39,255,573    $ 136,433,515     $ 224,961,709     $ 115,659,527    $ 340,621,236
Medical services
  expense               64,819,570        27,723,675       92,543,245       159,903,746        75,985,634      235,889,380
General and
administrative
  expenses (1)          36,364,260         9,183,231       45,547,491        77,398,320        33,172,287      110,570,607
                     -------------     -------------    -------------     -------------     -------------    -------------
Income (loss)
  from operations       (4,005,888)        2,348,667       (1,657,221)      (12,340,357)        6,501,606       (5,838,751)
Other (income)
  expense (2)             (841,573)           80,301         (761,272)         (968,581)        1,758,371          789,790
                     -------------     -------------    -------------     -------------     -------------    -------------
Income (loss)
  before tax            (3,164,315)        2,268,366         (895,949)      (11,371,776)        4,743,235       (6,628,541)
Income tax expense
  (benefit)                840,184           866,841        1,707,025          (232,412)        1,911,732        1,679,320
                     -------------     -------------    -------------     -------------     -------------    -------------
Net income (loss)    $  (4,004,499)    $   1,401,525    $  (2,602,974)    $ (11,139,364)    $   2,831,503    $  (8,307,861)
                     =============     =============    =============     =============     =============    =============


                               YEAR ENDED DECEMBER 31, 1996
                     -----------------------------------------------
                         MANAGED        EMERGENCY
                          CARE          DEPARTMENT
                        BUSINESS         BUSINESS          TOTAL
                     -------------    -------------    -------------
Operating revenue    $ 540,713,737    $ 136,760,770    $ 677,474,507
Medical services
 expense               420,876,297       94,249,976      515,126,273
General and
 administrative
 expenses (1)          192,336,510       48,664,736      241,001,246
                     -------------    -------------    -------------
Income (loss)
 from operations       (72,499,070)      (6,153,942)     (78,653,012)
Other (income)
 expense (2)             2,508,732          853,631        3,362,363
                     -------------    -------------    -------------
Income (loss)
 before tax            (75,007,802)      (7,007,573)     (82,015,375)
Income tax expense
 (benefit)               1,265,000               --        1,265,000
                     -------------    -------------    -------------
 Net income (loss)   $ (76,272,802)   $  (7,007,573)   $ (83,280,375)
                     =============    =============    =============

                                  YEAR ENDED DECEMBER 31,
                              1994                         1995
                   -------------------------   --------------------------
                   MANAGED  EMERGENCY          MANAGED   EMERGENCY
                     CARE   DEPARTMENT           CARE   DEPARTMENT
                   BUSINESS  BUSINESS  TOTAL   BUSINESS  BUSINESS   TOTAL
                   -------- ---------- -----   -------- ----------  -----
Operating revenue   100.0%    100.0%   100.0%    100.0%    100.0%   100.0%
Medical services
  expense            66.7%     70.6%    67.8%     71.1%     65.7%    69.2%
General and
administrative
  expenses (1)       37.4%     23.4%    33.4%     34.4%     28.7%    32.5%
                    -----     -----    -----     -----     -----    -----
Income (loss) from
  operations         (4.1)%     6.0%    (1.2)%    (5.5)%     5.6%    (1.7)%
Other (income)
  expense (2)        (0.9)%     0.2%    (0.6)%    (0.4)%     1.5%     0.2%
                    -----     -----    -----     -----     -----    -----
Income (loss)
  before tax         (3.2)%     5.8%    (0.6)%    (5.1)%     4.1%    (1.9)%
Income tax expense
  (benefit)           0.9%      2.2%     1.3%     (0.1)%     1.7%     0.5%
                    -----     -----    -----     -----     -----    -----
Net income
  (loss)             (4.1)%     3.6%    (1.9)%    (5.0)%     2.4%    (2.4)%
                    =====     =====    =====     =====     =====    =====

                                              YEAR ENDED DECEMBER 31, 1996
                                         ------------------------------------
                                         MANAGED       EMERGENCY
                                           CARE        DEPARTMENT
                                         BUSINESS       BUSINESS        TOTAL
                                         --------      ----------       -----
          Operating revenue               100.0%         100.0%         100.0%

          Medical services expense         77.8%          68.9%          76.0%

          General and administrative
            expenses (1)                   35.6%          35.6%          35.6%
                                          -----          -----          -----
          Income (loss)
            from operations               (13.4)%         (4.5)%        (11.6)%

          Other (income)
            expense (2)                     0.5%           0.6%           0.5%
                                          -----          -----          -----
          Income (loss)
            before tax                    (13.9)%         (5.1)%        (12.1)%
          Income tax expense
            (benefit)                       0.2%           0.0%           0.2%
                                          -----          -----          -----
          Net income (Loss)               (14.1)%         (5.1)%        (12.3)%
                                          =====          =====          =====

------------
(1) Includes nonrecurring charges of $1.6 and $52.6 million in 1995 and 1996, respectively. Excluding these nonrecurring charges, general and administrative expense was 32.0% and 27.8% of operating revenue in 1995 and 1996, respectively, and loss from operations was 1.3% and 3.9% of operating revenue in 1995 and 1996, respectively.

(2) Includes minority interests' share of net losses of $367,000, $683,000 and $866,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

MANAGED CARE BUSINESS

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

   Operating Revenue -- The Company's managed care business operating revenue increased to $540.7 million in 1996 from $225.0 million in 1995 and $97.2 million in 1994. The revenue increase resulted primarily from a substantial increase in average enrollment from year to year. The year to year increases resulted primarily from the addition of enrollees as a result of acquisitions and secondarily from internal growth. In 1996, the Company generated fee-for-service revenue, net of contractual deductions, of $43.7 million compared to 1995 fee-for-service revenue, net of contractual deductions, of $8.8 million and $2.4 million fee-for-service revenue, net of contractual deductions, in 1994. The increase in fee-for-service revenue is primarily a result of the Company's recent acquisitions, as these companies have historically had greater fee-for-service revenue than the Company. This trend is not expected to continue as (i) the Company renegotiates contracts with existing payors to move from fee-for-service to capitation and (ii) the Company enters into new Payor contracts on a capitated basis.

   Medical Services Expense -- Medical services expense for 1996 was $420.9 million or 77.8% of managed care business operating revenue as compared to $159.9 million or 71.1% of such operating revenue in 1995 and $64.8 million or 66.7% of such operating revenue in 1994. The increase in medical services expense as a percent of such operating revenue from 1995 to 1996 resulted from
(i) the reduction in revenue relating to certain of AHI's risk sharing arrangements as well as increases in AHI medical costs due to a revision of AHI's claims reserves, (ii) significantly increased membership in the Mid-Atlantic and Florida regions under global capitation contracts which initially experience a higher medical loss ratio than outpatient capitation contracts and (iii) increases in medical costs generally in the managed care environment. The increase in medical services expense as a percentage of such operating revenue from 1994 to 1995 resulted directly from AHI's increase in medical costs associated with it's increased membership, offset in part by higher revenue base per member per month as a result of increased shared risk earnings and increased capitation of specialists which limited costs for the specialty services provided.

   General and Administrative Expense -- General and administrative expense including nonrecurring charges for 1996 was $192.3 million or 35.6% of managed care business operating revenue as compared to $77.4 million or 34.4% of such operating revenue in 1995 and $36.4 million or 37.4% of such operating revenue in 1994. Excluding the effect of nonrecurring charges recognized in 1996, general and administrative expense as a percentage of such operating revenue would have decreased to approximately 29.1% for 1996. In 1995, the Company hired additional staff and other personnel in new regions prior to the addition of a significant number of enrollees and incurred the costs of acquiring physician practices and building the infrastructure to service its enhanced operations.

The Company has also made significant investments in information systems, and has expanded this technology to the majority of its regions.

   Merger, Restructuring and Other Unusual Charges -- Included in the discussion of General and Administrative Expense above, during 1996, the managed care business of the Company incurred approximately $34.9 million in nonrecurring charges. Approximately $21.2 million resulted from write-offs of goodwill and other assets related to unprofitable operations. The goodwill write-offs were comprised of (i) $4.1 million associated with an Arizona acquisition which has continued to recognize losses since its acquisition in June 1995 and (ii) $14.6 million related to certain acquisitions made by former AHI entities in 1994 and 1995 which recognized significant losses in 1996 which gave rise to the determination that the goodwill balances were impaired. Approximately $13.7 million related to legal fees, accounting fees, investment bankers' fees and other merger related costs.

   Income (Loss) from Operations -- In 1996, the managed care business of the Company generated a loss from operations of $72.5 million including the nonrecurring charges. Excluding such nonrecurring charges, 1996 loss from operations was $37.6 million as compared to loss from operations of $12.3 million in 1995, and loss from operations of $4.0 million in 1994. The significant increase in loss from operations from 1995 to 1996 was attributable primarily to historical losses of acquired companies and recent losses of the AHI business as described above.

EMERGENCY DEPARTMENT BUSINESS

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

   The 1994 consolidated financial statements include the activities of the emergency department business from June 1, 1994 (date of inception) to December 31, 1994.

   Operating Revenue -- Emergency department business operating revenue consists of gross patient revenue, net of contractual deductions and estimated uncollectible accounts, plus other revenue, which consists principally of hospital subsidy payments, flat-rate hospital contract revenue and non-patient generated revenues. Operating revenue increased to $136.8 million in 1996 from $115.7 million in 1995 and $39.3 million in 1994. On a percentage basis, emergency department business operating revenue grew 195% in 1995 and 18.2% in 1996. The increases were primarily attributable to the increases in the number of the Company's emergency department contracts from 61 in 1994 and 89 in 1995 to 104 in 1996.

   Medical Services Expense -- Medical services expense increased to $94.2 million 1996 from $76.0 million in 1995 and $27.7 million in 1994 due primarily to the increase in the number of healthcare professionals under contract, resulting from the increase in the number of the Company's emergency department contracts, as well as negotiated increases in fees paid to certain healthcare professionals. Medical services expense as a percentage of operating revenue was 68.9% in 1996, 65.7% in 1995 and 70.6% in 1994.

   General and Administrative Expense -- General and administrative expense including nonrecurring charges was $48.7 million in 1996, $33.2 million in 1995 and $9.2 million in 1994. Excluding the effect of nonrecurring charges in 1996, general and administrative expense would have been $31.0 million. During 1995, the emergency department business increased the number of its regional offices as well as the number of administrative employees to accommodate the increase in emergency department contracts. In 1996, the Company, through cost cutting measures, including the closing of one of its regional offices as well as the down-sizing of another, reduced this expense. As a percentage of revenue, general and administrative expense was 35.6% in 1996 including non-recurring charges or 22.6% excluding non-recurring charges, 28.7% in 1995 and 23.4% in 1994.

   Merger, Restructuring and Other Unusual Charges -- Included in the discussion of General and Administrative Expense above, during 1996, the Company incurred approximately $17.7 million in non-recurring adjustments and restructuring charges. Approximately $12.3 million resulted from write-offs of the value assigned to certain emergency room contracts acquired in connection with acquisitions as those emergency room contracts were terminated subsequent to their acquisition. Approximately $5.4 million related to legal fees, accounting fees, investment bankers' fees and other costs associated with the Sterling merger.

   Income (Loss) from Operations -- In 1996, the emergency department business of the Company generated a loss from operations of $6.2 million, including nonrecurring charges. Excluding such charges, income from operations would have been $11.5 million as compared to $6.5 million in 1995 and $2.3 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

   The Company requires capital primarily to develop physician networks, acquire physician practices and establish an infrastructure in new regions. Capitation arrangements positively impact cash flow because FPA generally receives capitation revenue prior to paying costs associated with services provided under those agreements. However, shared risk arrangements negatively impact cash flow because settlements in connection with these arrangements are typically not collected until significantly after the end of the period in which they were accrued. Fee-for-service revenues also negatively impact cash flow because payment for services rendered is generally not collected until 90 to 120 days after service is provided.

   At December 31, 1996, the Company had cash, cash equivalents and marketable securities of $64.1 million and a working capital deficit (current liabilities in excess of current assets) of $47.3 million compared to cash, cash equivalents and marketable securities of $49.8 million and working capital of $39.8 million at December 31, 1995. The increase in cash, cash equivalents and marketable securities of $14.3 million resulted primarily from (i) $60.0 million borrowed under arrangements with financial institutions, (ii) net proceeds of $73.0 million from the Company's issuance of convertible subordinated notes, and (iii) $10.6 million received from the exercise of stock options and warrants, partially offset by (a) approximately $18.7 million of cash payments in connection with acquisitions, (b) approximately $16.0 million for the acquisition of property and equipment, (c) approximately $13.3 million used to purchase intangible assets, (d) approximately $3.0 million invested in HealthCor (formerly Great Lakes Health Plan, Inc.), and (e) approximately $73.8 million in payments on long-term debt. At December 31, 1996 approximately 37.6% of the Company's current liabilities consisted of amounts accrued as payable to specialty care physicians, ancillary providers, hospital and other providers of medical services. These accrued liabilities include claims received by the Company which have not yet been paid as well as an estimate of costs for covered medical benefits incurred by enrollees but not yet reported by providers. These amounts are not due and payable until after the provider has presented a claim and are typically paid within 45 business days of receipt of such claims. The increase in claims payable, including incurred but not reported claims, from approximately $30.6 million at December 31, 1995 to $104.3 million at December 31, 1996 resulted primarily from significantly increased membership and the fact that much of the new membership is under global capitation contracts (which includes hospital services), which resulted in more claims payable per enrollee.

   During 1996, the Company entered into a $55.0 million credit, security, guarantee and pledge agreement (the "1996 Credit Agreement") with four financial institutions. Permitted Borrowings, as defined in the 1996 Credit Agreement, generally include acquisitions and capital expenditures. Borrowings under this agreement bear interest at either LIBOR plus 2-1/2%, 2-3/4% or 3%, or prime rate plus 1%, 1-1/4% or 1-1/2%, as defined in the 1996 Credit Agreement. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the 1996 Credit Agreement. At June 30, 1997, this agreement was paid in full in conjunction with the entering into of the 1996 Credit Agreement.

   In December 1996, the Company issued $75.0 million of convertible subordinated debentures, which resulted in net proceeds to the Company of approximately $73.0 million. The notes bear interest at 6-1/2%, payable semiannually, and are convertible into shares of the Company's stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debentures, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest. In January, 1997, the underwriters exercised their overallotment option and purchased an additional $5.5 million of the debentures with identical terms.

   The increase in long-term debt from $37.0 million at December 31, 1995 to $263.0 million at December 31, 1996 resulted primarily from approximately $60.0 million in borrowings under arrangements with financial institutions and the issuance of notes payable and assumption of long-term debt in connection with acquisitions of physician practice assets of approximately $275.8

   On June 30, 1997, the Company entered into a credit agreement for a $175 million three-year revolving line of credit ("Line of Credit") and a $100 million four and one-quarter year term loan ("Term Loan") (collectively, the "Credit Agreement"). A maximum of $155 million and $30 million of the proceeds of the Line of Credit can be used to refinance debt and to secure the Company's capitation deposits, respectively. The remaining proceeds of the Line of Credit can be used for working capital. The proceeds of the Term Loan may be used to refinance debt. The borrowings bear interest based on the prime rate plus 50-75 basis points or the Interbank Eurodollar rate plus 150-175 basis points, as defined in the Credit Agreement. The Credit Agreement contains customary terms, events of default and covenants (including financial covenants) which, among other things, limit payment of cash dividends, the consummation of certain acquisitions and the incurrence of additional debt. The obligations of the Company under the Credit Agreement are secured by the assets of the Company and the capital stock and assets of its subsidiaries.

million net of repayments of acquisition debt of approximately $70.0 million. At December 31, 1996, long-term debt exceeded stockholders' equity.

   The Company believes that its cash on hand and anticipated cash flows from its operations, including borrowings available under the Credit Agreement will be sufficient to meet the Company's operating capital needs through 1997. The Company may obtain additional financing to support planned expansion through an increase of its credit facilities or through other potential financing alternatives, including private and public offerings of debt and equity-related securities. There can be no assurance that the Company will be able to obtain such an increase to its credit facilities or that it will be able to issue debt or equity-related securities on terms satisfactory to it. To the extent that additional financing is not available, the Company may delay certain potential acquisitions or certain geographic expansion or may seek alternate sources of financing.

   The strategy to expand the FPA network involves the acquisition of individual and group physician practice assets and related businesses. Such acquisitions may be consummated using cash, stock, notes or any combination thereof. Management does not believe that inflation will have a material effect on the operations of the Company.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,        DECEMBER 31,        SEPTEMBER 30,
                                                                    1995                1996                1997
                                                               -------------       -------------       -------------
                              ASSETS                                                                     (UNAUDITED)
Current Assets:
  Cash and cash equivalents                                    $  41,552,034       $  24,128,477       $  33,449,221
  Marketable securities                                            8,228,788          40,000,000           1,195,990
  Accounts receivable -- net of
  allowance for uncollectible accounts of
    $48,299,677 and $63,500,488 at December 31,
    1995 and December 31, 1996, respectively                      53,255,040         107,504,250         180,777,334
  Accounts receivable -- other                                     7,591,973          30,777,247          24,881,785
  Notes receivable from affiliate                                  1,237,086             724,822             137,727
  Income tax receivable                                            1,227,949                  --                  --
  Prepaid expenses                                                 3,176,377           8,203,930           6,841,675
  Capitation deposit                                                      --          15,409,771                  --
  Deferred income tax asset                                        4,769,898           3,478,751           4,658,691
                                                               -------------       -------------       -------------
              Total current assets                               121,039,145         230,227,248         251,942,423
Property and equipment - net                                      21,274,262          56,692,099          52,360,414
Restricted cash and deposits                                       3,285,000             488,535             500,000
Goodwill and intangible assets -- net of
accumulated amortization
  of $5,673,730 and $13,920,284 at
  December 31, 1995 and December 31,
  1996, respectively                                             114,669,129         325,599,391         371,957,764
Investment in HealthCor (formerly GLHP)                            1,994,900           4,994,900           4,994,900
Deferred income tax asset                                                 --           3,189,665           3,645,742
Other assets                                                       2,242,937          11,415,006           9,279,005
                                                               -------------       -------------       -------------
              Total                                            $ 264,505,373       $ 632,606,844       $ 694,680,248
                                                               =============       =============       =============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                        $  30,950,559       $  70,477,039       $  73,858,673
  Claims payable, including incurred
    but not reported claims                                       30,578,476         104,269,268         121,170,576
  Accrued payroll and related
    liabilities                                                    1,887,304          10,788,272          11,007,512
  Income tax payable                                                 436,775           2,294,159                  --
  Other liabilities                                                2,357,356          15,922,562           2,268,000
  Borrowings on line of credit                                       788,325                  --                  --
  Current portion of accrued liability
    for professional liability claims                                610,000           1,297,790           1,534,000
  Long-term debt, current portion                                 13,650,635          72,514,667          11,665,970
                                                               -------------       -------------       -------------
              Total current liabilities                           81,259,430         277,563,757         221,504,731
Long-term debt, net of current portion                            13,348,552         190,454,219         278,746,175
Bank line of credit                                               10,000,000                  --                  --
Accrued liability for professional
    liability claims, net of current portion                       2,440,000           4,217,000           4,270,545
Deferred income tax liability                                      1,989,770                  --                  --
Other long-term liabilities                                          861,175           5,029,862          30,311,727
                                                               -------------       -------------       -------------
              Total liabilities                                  109,898,927         477,264,838         534,833,178
Minority interests'                                                1,293,000             915,000             693,000

Stockholders' equity:
  Preferred stock, $.001 par value per
    share, 2,000,000 shares authorized,
    no shares outstanding                                                 --                  --                  --
  Common stock, $.002 par value,
    98,000,000 shares authorized, 29,760,000,
    37,573,000 and 39,232,000 shares issued and
    outstanding at December 31, 1995, December 31,
    1996 and September 30, 1997, respectively                         59,520              75,146              78,464
  Additional paid-in capital                                     171,224,735         254,615,959         273,236,223
  Stock payable                                                      567,000             534,600             534,600
  Accumulated deficit                                            (17,717,543)       (100,371,699)       (114,268,217)
  Less: Deferred compensation -- stock options                      (344,266)                 --                  --
        Due to stockholder                                          (476,000)           (427,000)           (427,000)
                                                               -------------       -------------       -------------
             Total stockholders' equity                          153,313,446         154,427,006         159,154,070
                                                               -------------       -------------       -------------
             Total                                             $ 264,505,373       $ 632,606,844       $ 694,680,248
                                                               =============       =============       =============

                        See notes to financial statements

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

      AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

                                                                                       NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                               ----------------------------------------------    -------------------------------
                                    1994            1995             1996             1996             1997
                               ------------    -------------    -------------    -------------    --------------
                                                        (UNAUDITED)
Managed care revenue          $  85,778,068    $ 200,210,370    $ 468,158,760    $ 318,140,411    $ 610,103,454
Management service revenue        9,021,000       15,636,000       28,826,000       19,810,000       18,183,000
 Fee-for-service revenue,
 net of contractual
 deductions                      41,634,447      124,774,866      180,489,747      123,395,818      211,392,556
                              -------------    -------------    -------------    -------------    -------------
Operating revenue               136,433,515      340,621,236      677,474,507      461,346,229      839,679,010

Expenses:
   Medical services expense      92,543,245      235,889,380      515,126,273      347,995,185      611,987,779
                              -------------    -------------    -------------    -------------    -------------
                                 43,890,270      104,731,856      162,348,234      113,351,044      227,691,231

General and administrative       45,547,491
  expense                                        108,980,699      188,429,378      121,176,074      192,069,982
Merger, restructuring and
other unusual charges
(Note 9)                                 --        1,589,908       52,571,868        1,707,196       38,004,841
                              -------------    -------------    -------------    -------------    -------------
Loss from operations             (1,657,221)      (5,838,751)     (78,653,012)      (9,532,226)      (2,383,592)


Other income (expense):
  Interest and other income         728,961        1,445,316        2,539,301        1,957,082        6,051,501
  Interest expense                 (666,689)      (2,918,106)      (6,767,664)      (3,287,465)     (15,061,150)
  Other expense                     332,000               --               --               --
                              -------------    -------------    -------------    -------------    -------------
  Total other income
    (expense)                       394,272       (1,472,790)      (4,228,363)      (1,330,383)      (9,009,649)
                              -------------    -------------    -------------    -------------    -------------
  Loss before income
    taxes                        (1,262,949)      (7,311,541)     (82,881,375)     (10,862,609)     (11,393,241)
  Minority interests'
    share in net loss               367,000          683,000          866,000          515,000          122,000
  Income tax expense             (1,707,025)      (1,679,320)      (1,265,000)      (5,228,049)      (2,625,277)
                              -------------    -------------    -------------    -------------    -------------
  Net loss                    $  (2,602,974)   $  (8,307,861)   $ (83,280,375)   $ (15,575,658)   $ (13,896,518)
                              =============    =============    =============    =============    =============
  Net loss per share                                            $       (2.54)   $       (0.46)   $       (0.34)
                                                                =============    =============    =============


Pro forma (Note 1):
  Adjustment to income tax
    expense                   $    (110,235)   $    (262,000)
                              =============    =============
  Net loss                    $  (2,713,209)   $  (8,569,861)
                              =============    =============
  Net loss per share          $       (0.19)   $       (0.39)
                              =============    =============


Weighted average shares
  outstanding                    14,258,120       22,245,898       32,744,919       33,505,926       40,472,579
                              =============    =============    =============    =============    =============

                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS'

                                     EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                        (STOCK
                                                                      SUBSCRIPTION       DUE
                                                         ADDITIONAL    RECEIVABLE)/      FROM         ACCUMULATED
                             COMMON        PREFERRED      PAID-IN         STOCK          STOCK         EARNINGS/
                              STOCK          STOCK        CAPITAL        PAYABLE         HOLDER        (DEFICIT)
                          ------------   ------------   ------------  -------------   ------------   ------------
Balances, January 1,
 1994 (as reported)       $      2,188   $         --   $      9,812   $         --   $         --   $    244,172


Pooling of interests
 combination with
 Sterling Healthcare
 Group, Inc.
 effective
 October 31, 1996               16,195             --      8,552,074             --             --             --

Pooling of interests
 combination with
 AHI Healthcare
 Systems, Inc.
 effective
 March 17, 1997                 10,382             --        874,618             --             --             --

Pooling of interests
 combination with
 Health Partners,
 Inc. effective
 October 13, 1997
                                 4,834             --            166             --             --     (1,307,000)

Pooling of interests
 combination with
 HealthCap, Inc.
 effective June 30, 1997             1             --         39,999             --             --         13,000


Pooling of interests
 combination with
 Axminster Medical
 Group, Inc.
 effective
 September 30, 1997                965             --         (3,966)            --             --     (3,722,880)

Common stock issued
 through private
 placement
 for cash, net of
 costs                           1,294             --      4,571,625             --             --             --


Common stock
 issued through
 exchange of
 preferred stock                 3,995             --     16,878,005             --             --             --


Repurchase and
 cancellation of
 common stock                   (6,179)            --          2,179             --             --     (1,483,000)


Issuance of common
 stock for
 stockholders' notes             2,033             --      3,023,967             --     (3,026,000)            --


Exchange of common
stock for Series T
  acquisition                   (2,015)        26,000        (23,985)            --             --             --


Redemption of
 Series T preferred
 stock                              --        (26,000)    (2,974,000)            --      3,000,000             --

Common stock
 issued through initial
 public offering for
 cash, net of costs              2,795             --     11,574,068             --             --             --

Common stock issued in
  connection with
  acquisition                      463             --      3,935,100             --             --             --


Net loss for the year               --             --             --             --             --     (2,602,974)


Dividends paid                      --             --             --             --             --       (522,000)

Other                            1,797             --        315,568        (14,227)            --        (30,000)

Preferred stock dividend            --             --             --             --             --         60,000


One-for-one stock
 dividend, effective
 March 1, 1995                   7,295             --         (6,295)            --             --         (1,000)
                          ------------   ------------   ------------   ------------   ------------   ------------
Balances,
 December 31, 1994              46,043             --     46,768,935        (14,227)       (26,000)    (9,351,682)







                            DEFERRED
                          COMPENSATION
                          STOCK OPTIONS      TOTAL
                          -------------  ------------
Balances, January 1,      $         --   $    256,172
 1994 (as reported)

Pooling of interests
 combination with
 Sterling Healthcare
 Group, Inc.
 effective
 October 31, 1996             (369,000)     8,199,269

Pooling of interests
 combination with
 AHI Healthcare
 Systems, Inc.
 effective
 March 17, 1997               (140,000)       745,000

Pooling of interests
 combination with
 Health Partners,
 Inc. effective
 October 13, 1997
                                    --     (1,302,000)

Pooling of interests
 combination with
 HealthCap, Inc.
 effective June 30, 1997            --         53,000


Pooling of interests
 combination with
 Axminster Medical
 Group, Inc.
 effective
 September 30, 1997                 --     (3,725,881)

Common stock issued
 through private
 placement
 for cash, net of
 costs                              --      4,572,919


Common stock
 issued through
 exchange of
 preferred stock                    --     16,882,000


Repurchase and
 cancellation of
 common stock                       --     (1,487,000)


Issuance of common
 stock for
 stockholders' notes                --             --


Exchange of common
stock for Series T
  acquisition                       --             --


Redemption of
 Series T preferred
 stock                              --             --

Common stock
 issued through initial
 public offering for
 cash, net of costs                 --     11,576,863

Common stock issued in
  connection with
  acquisition                       --      3,935,563


Net loss for the year               --     (2,602,974)


Dividends paid                      --       (522,000)

Other                           61,658        334,796

Preferred stock dividend            --         60,000


One-for-one stock
 dividend, effective
 March 1, 1995                      --             --
                          ------------   ------------
Balances,
 December 31,
 1994                         (447,342)    36,975,727

                                                                          (STOCK
                                                                        SUBSCRIPTION        DUE
                                                          ADDITIONAL    RECEIVABLE)/       FROM          ACCUMULATED
                                    COMMON   PREFERRED     PAID-IN         STOCK           STOCK          EARNINGS/
                                     STOCK     STOCK       CAPITAL        PAYABLE          HOLDER         (DEFICIT)
                                   --------  ---------   -----------     ---------     -----------     -------------
Common stock issued
 through public
 offering for cash,
 net of costs                        11,316      --       94,929,092            --              --                --

Common stock issued in
 connection with
 acquisitions                           450      --       13,889,419            --              --                --
Common stock issued
 through exchange of
 preferred stock                      2,976      --       14,997,024            --              --                --
Common stock payable
 issued in connection
 with acquisitions                       --      --               --       567,000              --                --
Issuance of common
 stock to a related party                --      --          450,000            --        (450,000)               --

Net loss for the year                    --                       --            --              --        (8,307,861)
Other                                (1,265)     --          190,265        14,227              --           (58,000)
                                   --------     ---    -------------     ---------     -----------     -------------
Balances, December 31,
 1995                                59,520      --      171,224,735       567,000        (476,000)      (17,717,543)

Stock options and
 warrants exercised                     588      --       10,305,715            --              --                --
Common stock issued in
 connection with
 acquisitions                         3,407      --       52,200,372        41,500              --                --
Common stock issued
 through exchange of
 preferred stock                      2,826      --       17,647,174            --              --                --

Common stock issued in
 connection with
 conversion of debt                   1,086      --        3,498,914            --              --                --
Net loss for the year                    --      --               --            --              --       (83,280,375)
Other                                 7,719      --         (260,951)      (73,900)         49,000           626,219
                                   --------     ---    -------------     ---------     -----------     -------------
Balances, December 31,
 1996                                75,146      --      254,615,959       534,600        (427,000)     (100,371,699)
Stock options and
 warrants exercised
 (unaudited)                          2,175      --        6,121,407            --              --                --
Stock issued in
 connection with
 acquisitions                           746      --        9,999,254            --              --                --

Common stock issued
 through exchange of
 preferred stock                        397      --        2,499,603            --              --                --

Net loss for the period
 (unaudited)                             --      --               --            --              --       (13,896,518)
                                   --------     ---    -------------     ---------     -----------     -------------
Balances, September 30,
 1997 (unaudited)                  $ 78,464     $--    $ 273,236,223     $ 534,600     $  (427,000)    $(114,268,217)
                                   ========     ===    =============     =========     ===========     =============

                                                                DEFERRED
                                                               COMPENSATION
                                                              STOCK OPTIONS     TOTAL
                                                              -------------  -----------
             Common stock issued through public
               offering for cash, net of costs                      --        94,940,408
             Common stock issued in connection with
               acquisitions                                         --        13,889,869
             Common stock issued through exchange of
               preferred stock                                                15,000,000
             Common stock payable issued in connection
               with acquisitions                                    --           567,000
             Issuance of common stock to a related
               party                                                --                --
             Net loss for the year                                  --        (8,307,861)
             Other                                             103,076           248,303
                                                              --------     -------------
             Balances, December 31, 1995                      (344,266)      153,313,446
             Stock options and warrants exercised                   --        10,306,303
             Common stock issued in connection with
               acquisitions                                         --        52,245,279
             Common stock issued through exchange of
               preferred stock                                      --        17,650,000
             Common stock issued in connection with
               conversion of debt                                   --         3,500,000
             Net loss for the year                                  --       (83,280,375)
             Other                                             344,266           692,353
                                                              --------     -------------
             Balances, December 31, 1996                            --       154,427,006
             Stock options and warrants exercised
               (unaudited)                                          --         6,123,582
             Stock issued in connection with
               acquisitions                                         --        10,000,000
             Common stock issued through exchange of
               preferred stock                                      --         2,500,000
             Net loss for the period (unaudited)                    --       (13,896,518)
                                                              --------     -------------
             Balances, September 30,  1997 (unaudited)        $     --     $ 159,154,070
                                                              ========     =============


                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

            FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

                                                                                       NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                 --------------------------------------------    ----------------------------
                                     1994            1995            1996            1996            1997
                                 ------------    ------------    ------------    ------------    ------------
                                                                                          (UNAUDITED)
Cash flows from operating
 activities:
Net loss                         $ (2,602,974)   $ (8,307,861)   $(83,280,375)   $(15,575,658)   $(13,896,518)

Adjustments to reconcile net
 loss to net cash used by
 operating activities:
Depreciation and amortization       3,276,476       7,136,235      16,295,053       9,967,722      19,782,672
Imputed interest on notes
 payable                                   --         132,489          98,023          98,023

Loss on disposal of business               --         772,875              --              --
Deferred compensation stock
 options                               45,658          78,076          61,000              --
Severance settlement financed
 through issuance of debt           1,200,000              --              --              --
Minority interest in income
 of consolidated subsidiary          (699,000)       (683,000)       (774,000)       (516,000)       (222,000)
Impairment of goodwill                     --         434,602      33,501,000              --              --
Misc. non-recurring charges         1,223,000                         828,000
Changes in assets and
 liabilities, net of effects
 of acquisitions:
Accounts receivable                (6,665,976)    (23,566,593)    (67,446,200)    (48,178,978)    (65,408,124)
Income tax receivable/payable         580,440      (1,874,389)      3,397,211       3,525,022      (2,294,159)
Capitation deposit                         --              --     (15,409,771)             --      15,409,771
Deferred income taxes                (604,580)       (814,455)     (3,394,617)        247,085      (1,636,017)
Accounts payable and accrued
 expenses                             275,558       5,006,485      19,429,166         757,109     (14,347,051)
Claims payable, including
 incurred but not reported
 claims                              (995,194)      3,144,274      67,982,285      40,390,479         576,308
Accrued liability for
 professional liability claims       (124,216)       (738,500)      2,464,790       8,240,000       4,360,755
Accrued payroll and related
 liabilities                           53,843         379,625       2,581,391       2,840,587       9,337,240
Prepaid expenses and other
 assets                              (321,426)     (2,476,907)        (82,822)     (5,771,656)      2,913,589

Other liabilities
                                      (69,763)      1,107,763         319,177         (80,823)     10,069,457
                                 ------------    ------------    ------------    ------------    ------------
Total adjustments                  (2,825,180)    (11,961,420)     59,849,686      11,518,570     (21,457,559)
                                 ------------    ------------    ------------    ------------    ------------
Net cash used by operating
 activities                        (5,428,154)    (20,269,281)    (23,430,689)     (4,057,088)    (35,354,077)
Cash flows from investing
 activities:

Purchase of property and
 equipment                         (3,812,532)    (11,140,365)    (16,041,471)     (9,532,513)    (12,776,902)
Payments for intangible assets       (270,621)     (1,690,227)    (13,341,849)             --              --
Net payments (to) from
 affiliate                            479,238        (677,449)       (800,542)     (1,162,768)      1,190,095
Investment in GLHP                         --      (1,994,900)     (3,000,000)     (3,000,000)             --
Net sale (purchase) of
 marketable securities            (10,079,811)      1,851,023     (31,771,212)      6,673,325      38,804,010

Acquisitions, net of cash
 acquired                         (11,715,133)    (44,331,816)    (18,694,630)    (19,634,884)    (17,123,279)

Payments escrowed for
 acquisitions                              --      (3,285,000)      2,796,465      (4,519,728)         13,247

Proceeds from sale of business             --       1,600,000              --              --              --
Other                                      --         (46,212)       (507,107)       (565,000)             --
                                 ------------    ------------    ------------    ------------    ------------
Net cash provided (used) by
 investing activities             (25,398,859)    (59,714,946)    (81,360,346)    (31,741,568)     10,107,171
                                 ------------    ------------    ------------    ------------    ------------
Cash flows from financing
 activities:
Proceeds from merger, net           5,699,870              --        (169,334)         37,835              --
Net proceeds from issuance of
 common stock                      11,461,604      94,940,408              --              --              --
Net proceeds from issuance of
 preferred stock                   15,631,000      15,000,000      17,650,000      20,150,000       2,500,000

Net proceeds from private
 placement of stock                 4,812,919              --              --              --              --
Redemption of preferred stock      (3,750,000)             --              --              --              --
Issuance of convertible
subordinate notes
payable                             1,000,000              --      73,125,000              --              --
Increase in bank overdrafts                --              --              --       1,257,441

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

                                                                                            NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                     ----------------------------------------------    -----------------------------
                                         1994             1995             1996            1996             1997
                                     ------------    -------------    -------------    ------------    -------------
                                                                                                 (UNAUDITED)
Proceeds from exercise of stock
 options and warrants                      43,365          156,000       10,575,526       8,057,854        5,487,249
Issuance of notes payable                 960,000       13,515,000       59,978,334      48,180,427       18,235,908
Net borrowings/(payments) under
bank line of credit                       207,242        7,814,781                         (788,325)     187,820,105
Receipt of payment for stock
 subscriptions                             35,773           14,227               --                               --
Payments on long-term debt             (1,254,779)     (19,734,072)     (73,841,048)    (46,443,105)    (179,475,612)
Proceeds from payments of notes
 receivable  from stockholder                                                49,000
Dividends paid                           (522,000)              --               --              --               --
Purchase of treasury shares            (1,253,000)              --               --              --               --
 Other                                   (125,000)           2,000               --              --               --
                                     ------------    -------------    -------------    ------------    -------------
Net cash provided by
 financing activities                  32,946,994      111,708,344       87,367,478      30,452,127       34,567,650
                                     ------------    -------------    -------------    ------------    -------------
Net increase (decrease) in cash
 and cash equivalents                   2,119,981       31,724,117      (17,423,557)     (5,346,529)       9,320,744
Cash and cash equivalents,
 beginning of period                    7,707,936        9,827,917       41,552,034      41,552,034       24,128,477
                                     ------------    -------------    -------------    ------------    -------------
Cash and cash equivalents,
 end of period                       $  9,827,917    $  41,552,034    $  24,128,477    $ 36,205,505    $  33,449,221
                                     ============    =============    =============    ============    =============

Supplemental cash flow
information:
  Cash paid for interest             $    237,400    $   2,182,194    $   4,425,106    $  1,999,405    $  12,371,757
  Cash paid for income taxes         $  2,244,296    $   6,197,045    $   1,052,382    $  3,969,043    $   6,519,753
Issuance of promissory note for
 severance settlement                $  1,200,000               --               --              --               --
Equipment acquired under
 capital leases                      $    356,361    $     476,643    $   2,129,655    $  4,359,143               --
Common stock issued for
 stockholders' notes                 $  3,000,000               --               --              --               --

Exchange of common stock for
Series T preferred stock             $ (3,000,000)              --               --              --               --
Issuance of common stock for
 Series T preferred stock            $  3,000,000               --               --              --               --
Redemption of Series T
 preferred stock                     $ (3,000,000)              --               --              --               --

  Issuance of promissory note for
repurchase and cancellation
of common stock                      $    230,000               --               --              --               --

  Effects of acquisitions:
    Fair value of assets acquired    $ 32,389,902    $ 117,683,514    $ 340,706,914    $ 76,999,626    $  34,897,684
    Liabilities  assumed             $ 13,970,793    $  59,461,828    $ 269,767,005    $ 50,746,934    $  14,458,678
    Common stock issued              $  6,703,976    $  13,889,870    $  52,245,279    $  8,941,657    $  10,636,332
                                     ------------    -------------    -------------    ------------    -------------
    Net cash paid for acquisitions   $ 11,715,133    $  44,331,816    $  18,694,630    $ 17,311,035    $   9,802,674
                                     ============    =============    =============    ============    =============


                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

        AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   General -- FPA Medical Management, Inc. ("FPA"), a Delaware corporation incorporated in 1994, is a national physician practice management company, which, through its network of primary care physicians, affiliated professional corporations ("Professional Corporations") and subsidiaries, contracts with health maintenance organizations ("HMOs") and other prepaid health insurance plans (collectively, "Payors") to provide and manage physician and related healthcare services to enrollees who select FPA network primary care physicians ("managed care business"). FPA also provides contract management services to hospital emergency and anesthesia departments in twenty states ("emergency department business").

   Basis of Presentation -- The mergers of FPA with each of AHI Healthcare Systems, Inc. ("AHI"), HealthCap, Inc. ("HealthCap"), Axminster Medical Group, Inc. ("Axminster") and Health Partners, Inc. ("Health Partners") have been accounted for as poolings of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the results of FPA, HealthCap, Axminster and Health Partners for all periods prior to the effective dates of the respective mergers. Information concerning common stock and per share data has been restated on an equivalent share basis. There were no material adjustments to the accounts of HealthCap, Axminster, and Health Partners as a result of adopting the same accounting principles as FPA. The accompanying supplemental consolidated financial statements present the financial position and results of operations of FPA and the predecessor entities, including the accounts of FPA subsidiaries and certain Professional Corporations (collectively, the "Company").

   Business Combinations -- On October 31, 1996, FPA acquired Sterling Healthcare Group, Inc. ("Sterling") in a stock-for-stock merger ("Sterling Merger") accounted for as a pooling of interests in which 8,097,781 shares of FPA Common Stock were issued in exchange for all of the outstanding shares of Sterling. Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital-based emergency departments.

   On March 17, 1997 FPA acquired AHI in a stock-for-stock merger ("AHI Merger") accounted for as a pooling of interests in which 5,678,509 shares of FPA Common Stock were issued in exchange for all of the outstanding shares of AHI (See Note
13).

   On June 30, 1997, FPA acquired HealthCap in a stock-for-stock merger accounted for as a pooling of interests in which 2,300,000 shares of FPA common stock were issued in exchange for all of the outstanding shares of HealthCap (See Note 13).

   On September 30, 1997, FPA acquired Axminster in a stock-for-stock merger accounted for a pooling of interests in which shares of FPA common stock were issued in exchange for all the outstanding shares of Axminster (See Note 13).

   On October 13, 1997, FPA acquired Health Partners in a stock-for-stock merger accounted for as a pooling of interests in which 5,227,273 shares of FPA common stock were issued in exchange for all outstanding capital stock of Health Partners and all outstanding options to purchase Health Partners common stock (See Note 13).

   Presented below is the effect of the Sterling, AHI, HealthCap, Axminster, and Health Partners mergers on previously reported results of operations through their respective merger dates. Subsequent to the merger the results are included in FPA's revenues:


                                         DECEMBER 31,                    SEPTEMBER 30,
                      -----------------------------------------------    -------------
                           1994             1995             1996             1997
                      -------------    -------------    -------------    -------------
Operating revenue:
 FPA                  $  18,435,877    $  52,691,955    $ 432,262,970    $ 660,483,938
 Sterling                39,255,573      115,659,527      100,749,819               --
 AHI                     60,746,000      114,284,000      118,786,000       31,380,000
 HealthCap                2,170,000       10,658,000       27,226,000       20,571,000
 Axminster                4,825,065       15,186,754       16,321,894       11,413,072
 Health Partners         11,001,000       32,141,000       74,822,000      115,831,000
                      -------------    -------------    -------------    -------------
                      $ 136,433,515    $ 340,621,236    $ 770,168,683    $ 839,679,010
                      =============    =============    =============    =============

Net income (loss):
 FPA                  $     388,313    $   1,002,462    $ (19,157,969)   $   3,001,438
 Sterling                 1,401,525        2,831,503        3,441,513               --
 AHI                      1,551,000       (3,101,000)     (54,268,000)      (4,682,000)
 HealthCap               (1,539,000)      (1,890,000)      (3,814,000)      (3,590,000)
 Axminster                  (15,812)          20,174          (10,949)       2,407,044
 Health Partners         (4,389,000)      (7,171,000)      (9,471,000)     (11,033,000)
                      -------------    -------------    -------------    -------------
                       $ (2,602,974)   $  (8,307,861)   $ (83,280,405)   $ (13,896,518)
                      =============    =============    =============    =============

   Managed Care Business -- The Company currently manages the provision of prepaid managed healthcare services for networks of primary care physicians in numerous states. The "FPA Network" consists of FPA, its subsidiaries, the Professional Corporations and various independent practitioners.

   The Professional Corporations and certain subsidiaries contract with Payors to provide for the delivery of healthcare services on a capitation basis (i.e., a fixed payment per enrollee per month). Through administrative services agreements, the Professional Corporations assign payments from Payors to the Company in return for management services, specialty medical care claims administration and payment, and other services.

   FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations (except as described below with respect to certain Health Partners affiliated professional corporations and Independent practice associations ("IPAs")) for all periods presented, other than by means of owning the majority of the voting stock of the Professional Corporations. FPA and its subsidiaries are unable to own a majority interest in the Professional Corporations formed in states which prohibit the corporate practice of medicine. The Professional Corporations have as shareholders and directors certain physicians who are employees of FPA or one of its subsidiaries. Each shareholder/director has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock for a nominal amount if such shareholder/director is terminated from employment with FPA. This ensures unilateral and perpetual control over the Professional Corporations by FPA. Due to a parent-subsidiary relationship under generally accepted accounting principles, FPA has consolidated the financial statements of the Professional Corporations. FPA believes that consolidation of the financial statements of these Professional Corporations is necessary to present fairly the financial position and results of operations of the Company. As part of the Health Partners merger, the Company acquired certain affiliated medical corporations and independent practice associations over which it does not exercise perpetual and unilateral control. Accordingly, the Company recognizes the net revenue of such entities in which it does not exercise control as Management Service Revenues in the accompanying supplemental consolidated financial statements. All significant inter-entity transactions have been eliminated in consolidation. The consolidated financial statements include the operations of FPA, all of FPA's subsidiaries and Professional Corporations since they were acquired, were incorporated, or entered into an administrative services agreement with FPA or one of its subsidiaries.

   Managed care capitation payments from Payors are paid monthly and are recognized as revenue during the period in which enrollees are entitled to receive services. Contracts with Payors generally provide for terms of one to 30 years, with automatic renewal periods, terminable on prior notice (generally between 30 and 180 days).

   The Company has two types of managed care Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services ("outpatient capitation" contracts). Under global capitation contracts, which accounted for approximately 20.4% of managed care business operating revenue in 1996, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. In 1994 and 1995, the Company had no global capitation contracts. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit of inpatient cost in relation to amounts pre-established by the Payor. Estimates of shared risk funds to be received or paid by the Company are recorded based on estimates of hospital utilization costs. Differences between actual settlements and amounts estimated as receivable (or payable) relating to the shared risk arrangements are recorded at the time of settlement, generally in the second or third quarter of the following year. The Company does not believe that the final settlements of these shared risk arrangements will differ materially from the estimated amounts recorded in the financial statements. Revenue under outpatient capitation contracts represented 88.3%, 89.0% and 66.2% of managed care business operating revenue in 1994, 1995 and 1996, respectively.

   The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations. These revenues are presented net of contractual deductions and represented 2.4%, 4.1% and 8.1% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

   Emergency Department Business -- The Company provides physician contract management for hospital emergency and anesthesia departments in twenty states at December 31, 1996. Contractual arrangements with hospitals are primarily fee-for-service whereby hospitals agree to authorize the Company and its contracted healthcare professionals to bill and collect for the professional component of the charges for medical services rendered by the Company's contracted healthcare professionals. Through the emergency department business, the Company generated fee-for-service revenues, net of contractual deductions, representing 94.0%, 84.4% and 84.6% of the emergency department business operating revenues in 1994, 1995 and 1996, respectively. The Company has arrangements with certain hospitals for monthly subsidy amounts which either compensate for patient revenues not achieving specified levels or to fund front-end staffing and insurance costs.

   Revenue Recognition and Accounts Receivable -- Fee-for-service revenue is reported on the accrual basis, net of estimated third-party contractual deductions. Further adjustments are recorded to reflect amounts estimated to be uncollectible based upon individual contract experience. The allowance considered necessary to cover contractual deductions and uncollectible accounts is based on an analysis of current and past due accounts, collection experience in relation to amounts billed and other relevant information. Accounts receivable represents amounts due from third-party Payors including Medicare and Medicaid, patients and others for services rendered.

   For emergency department receivables, the concentration of credit risk relating to accounts and subsidy receivables is limited by the number and geographic dispersion of hospital emergency departments managed by the Company, as well as by the large number of patients and Payors, including various governmental agencies in the states in which the Company operates.

   In 1994, 1995 and 1996, revenue from governmental agencies made up approximately 32.5%, 31.7% and 39.0%, respectively, of operating revenue for both divisions of the Company.

   Medical Services Expense -- Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide medical services to covered enrollees. Primary care physicians are compensated by the Company under compensation arrangements with the Professional Corporations on either a salary or capitation basis. The costs of referrals to specialty care physicians are paid on either a fee-for-service or capitation basis. Under global capitation contracts, the Company contracts for inpatient services which are paid on a fee-for-service or per diem basis. Medical services expense paid through capitation (for certain primary care and specialty care services), fixed salary (for primary care only) or for contracted hours of emergency department coverage at fixed hourly rates totaled 67.8%, 69.3% and 76.1% of managed care operating revenue in 1994, 1995 and 1996, respectively, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid on a fee-for-service or per diem basis. The costs of healthcare services paid on a fee-for-service or per diem basis are recorded by the Company in the period for which services are provided based in part on estimates, including an accrual for medical services provided but not yet billed to the Company ("incurred but not reported") and are included in claims payable in the accompanying supplemental consolidated balance sheets.

   The Company purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services, at which substantially all financial exposure for inpatient services of an enrollee beyond such threshold is contractually shifted to the insurer up to a specific level (generally $1 million), at which point the risk of loss returns to the Company. In California only, stoploss insurance protection thresholds are $125,000 for inpatient services.

   Cash and Cash Equivalents -- Cash and cash equivalents are defined as highly liquid financial instruments with original maturities of three months or less. A substantial portion of the Company's cash is deposited in three financial institutions. The Company monitors financial conditions of each financial institution and does not believe that the deposits are subject to a significant degree of risk.

   Marketable Securities -- Marketable securities consist of corporate debt securities and certificates of deposit. Such securities have been classified by management of the Company as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The estimated fair value of the Company's marketable securities is based on quoted market prices, which approximate cost, and therefore no unrealized gains or losses have been recorded in the accompanying supplemental consolidated financial statements. Marketable securities at December 31, 1995 consist of corporate debt securities and at December 31, 1996 consist of Eurodollar certificates of deposit.

   Capitation Deposits -- Capitation deposits represent funds on deposit from a major Payor in Florida. In accordance with the Payor contract, 60% of the capitation revenue earned each month is retained by the Payor for payment of claims. An accrual has been included in claims payable, including incurred but not reported claims in the accompanying supplemental consolidated balance sheet for the estimated amount of claims payable related to this Payor contract. The Company is entitled to all of the interest earned on this account which is recognized as interest income as earned. The contract requires a minimum balance in this account. During 1997, such Payor contract was restructured so that the capitation deposit was replaced with a letter of credit.

   Property and Equipment -- Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, generally three to seven years and thirty years for buildings. Leasehold improvements are amortized over the lesser of the estimated useful life or the remaining life of the related lease.

   Restricted Cash and Deposits -- The Company records as restricted cash funds escrowed for payment of claims, for future acquisitions, and other funds contractually required to be segregated from the Company's operating cash.

   Goodwill and Intangible Assets -- The Company has classified as goodwill the excess of the purchase price over the fair value of the net assets of entities acquired. Goodwill is being amortized on a straight-line basis over the estimated periods of future benefit of 15 to 30 years. At each balance sheet date following the acquisition of a business, the Company reviews the carrying value of the goodwill to determine if facts and circumstances suggest that it may be impaired or that the amortization period may need to be changed. The Company considers external factors relating to each acquired business, including hospital and physician contract changes, local market developments, changes in third-party payments, national healthcare trends, and other available information. If these external factors indicate that the goodwill will not be recoverable, as determined based upon undiscounted cash flows before interest charges of the business acquired over the remaining amortization period, the carrying value of the goodwill will be reduced. The Company does not believe there currently are any indicators that would require an additional adjustment to the carrying value of the goodwill or its remaining useful life. Intangible assets consist primarily of value assigned to 30 year Payor agreements acquired in connection with certain acquisitions. Intangible assets are being amortized on a straight-line basis over the expected period of future benefit of 30 years.

   Accounting for the Impairment of Long-Lived Assets -- In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was effective for the Company beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain intangible assets associated with those assets be reviewed for impairment. The adoption of SFAS No. 121 at January 1, 1996 had no significant impact on the Company's financial statements when adopted.

   Network Development and Geographic Expansion Costs -- Network development and geographic expansion costs are expensed as incurred.

   Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," which requires the use of the liability method for deferred income taxes (see Note 8).

   Professional Liability Coverage -- The Company maintains professional liability coverage for the Company and its employee and independent contractor physicians on a claims made basis. The Company records an estimate of its liabilities for medical malpractice claims incurred but not reported. Such liabilities are not discounted.

   Minority Interests -- As part of the Health Partners merger, the Company acquired minority interests which represent the minority stockholders' proportionate share of the equity of certain subsidiaries. Certain subsidiaries have incurred net losses which exceed the minority interests' share of equity. To the extent the net losses exceed the equity of the minority interests, the Company recognizes all losses in the supplemental consolidated statement of operations. As these subsidiaries generate net income, the Company will recognize all net income until such losses have been fully offset. At December 31, 1994, 1995 and 1996, cumulative net losses of minority interests recognized by the Company were approximately $491,000, $1,033,000 and $1,551,000, respectively. In connection with the Health Partners merger, the minority interests were purchased and gave rise to goodwill in the amount of $8,040,733.

   Pro Forma Information -- The pro forma net income and net income per share information in the 1994 and 1995 consolidated supplemental statement of operations reflect the effect on historical results as if the Company had been a C Corporation rather than an S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

   Net Loss per Common Share -- Net loss per Common Share is computed based on the weighted average number of shares and share equivalents (options and warrants) outstanding, giving retroactive effect to all stock splits and dividends.

   Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   New Accounting Standards -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company has continued to apply APB Opinion No. 25 to its stock-based compensation awards to employees and has disclosed the required pro forma effect on net loss and net loss per share (See Note 7).

   In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share". This Statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 is not in effect for the Company for 1996, but will be in effect for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company does not expect the adoption of SFAS No. 128 to have a material effect on its net income per share.

   Reclassifications -- Certain reclassifications have been made to prior years' financial statements to conform to current year classifications.

   Unaudited Financial Information -- The financial information for the nine months ended September 30, 1997 and 1996, included in the supplemental consolidated financial statements and notes thereto is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Information for the nine months ended September 30, 1997 is not necessarily indicative of the results to be expected for the entire year.

2. RELATED PARTY TRANSACTIONS

   In Texas, the Company leases its main facility, certain leasehold improvements, and certain medical and office equipment from a former officer of a Texas subsidiary pursuant to a noncancelable operating lease agreement expiring November 8, 2005. The agreement provides for monthly payments of $58,654, subject to certain increases based on the consumer price index. The lease also contains certain provisions that may, at the option of the former officer, require the Company to acquire the facility at its fair market value.

   Effective October 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Family Practice Associates of San Diego, an Osteopathic Corporation ("FPASD"), owned by certain officers of the Company. The purchase price was supported by an independent valuation and approved by a committee of the independent Directors of the Company. During 1995, the Company entered into a loan agreement with FPASD under which FPASD was permitted to borrow a maximum of $650,000 for working capital purposes. This loan replaced a previous loan with a maximum balance of $155,000. At December 31, 1995 and 1996, the balance of the loan was $300,086 and $0, respectively.

   As a result of an acquisition, the Company leases certain property from a shareholder. Annual rental payments totaled approximately $0, $75,000 and $94,000 in 1994, 1995 and 1996, respectively. The lease expires in April 2001, unless renewed by the Company for up to an additional ten years.

   Through December 31, 1993, three stockholders of AHI collectively advanced $475,000 to a Physician Network for operations. Of these advances, $125,000 was repaid in 1994 and the remaining $350,000 was paid in 1995. Interest expense on these advances totaled $41,000 in 1994 and $16,000 in 1995.

   The Company has capitated and fee-for-service provider contracts with physician professional corporations owned by stockholders of the FPA. Medical costs incurred totaled approximately $391,000, $760,000 and $989,000 for 1994, 1995, and 1996, respectively.

   In August 1994, AHI issued shares of common stock to two of its directors, one of which is an officer, in exchange for promissory notes, each in the amount of $1,500,000. The promissory notes were secured by other shares of AHI held by these directors. The common stock was exchanged by AHI for an equal number of shares of Series T preferred stock issued by AHI in November 1994. These shares of preferred stock were redeemed by the Company on December 31, 1994, in exchange for cancellation by AHI of the outstanding obligations under the promissory notes.

   Effective January 1, 1994, AHI entered into a consulting agreement with one of its directors to assist AHI in analyzing claims and related procedures. This agreement was terminated in March 1997. In exchange for services provided, AHI paid $90,000 per year in 1994, 1995 and 1996.

   The presidents and other physicians of certain Health Partners subsidiaries have entered into lease agreements whereby medical space and/or medical equipment is leased to certain Health Partners subsidiaries at fair market value and terms ranging from one to fifteen years. Annual rental payments totaled approximately $45,000, $475,000 and $1,275,000 in 1994, 1995 and 1996,
respectively.

3. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following at December 31:

                                                     1995               1996
                                                 ------------      ------------
Land and buildings                               $  1,006,825      $  1,365,758
Computer hardware and software                      1,730,733        12,526,830
Furniture, fixtures and equipment, including
 medical equipment                                 19,249,223        44,192,192

Leasehold improvements                              5,824,583        12,560,776
Vehicles                                                   --           311,972
                                                 ------------      ------------
 Total                                             27,811,364        70,957,528
Less accumulated depreciation and
 amortization                                      (7,883,631)      (14,958,615)
                                                 ------------      ------------
 Subtotal                                          19,927,733        55,998,913
Capitalized software development costs              1,346,529           693,186
                                                 ------------      ------------
Property and equipment -- net                    $ 21,274,262      $ 56,692,099
                                                 ------------      ------------

4. DEBT

   Convertible Subordinated Notes Payable -- On October 5, 1994, the Company sold $1.0 million of convertible subordinated notes to representatives of the underwriters of FPA's initial public offering. The notes bore interest at 6%, payable semiannually, with principal due October 1999. During 1996, the notes were converted into 200,000 shares of FPA Common Stock.

   In December 1996, the Company issued $75.0 million of convertible subordinated debentures due December 2001, which resulted in net proceeds to the Company of approximately $73.0 million. The notes bear interest at 6-1/2%, with interest payable semiannually, and are convertible into FPA Common Stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debenture, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest. In January 1997, upon exercise of the overallotment option granted to the Initial Purchasers, the Company issued additional convertible subordinated debentures with the same terms for net proceeds of $5.4 million.

   Convertible Promissory Note -- In connection with the acquisition of a Texas subsidiary on November 1, 1995, FPA issued a 36-month, $2.5 million 9% convertible promissory note with payments of interest only due for the first 24 months and principal and interest monthly thereafter. During 1996, the note was converted into 243,191 shares of FPA Common Stock.

   In conjunction with the acquisition of one its subsidiaries, Health Partners agreed to a deferred purchase price of $1,750,000 payable over 3 years beginning in 1996. In 1996 the deferred purchase price was renegotiated to $1,450,000.

   Notes Payable -- In connection with certain acquisitions, the Company has issued various other notes payable. Following is a summary of all long-term debt.

                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                               1995          1996
                                                                           -----------   ------------
                Notes payable, interest ranging from 7% to 10.25% and
                 principal due through December 2000                       $ 5,270,421   $  3,484,627
                Note payable, interest at 9% and principal due November
                 1997                                                        2,500,000             --
                Convertible note payable, interest at 9% and principal
                 due November 1998                                           2,500,000             --

                Convertible debentures payable, interest at 6.5% payable
                 semiannually, principal due December 2001                          --     75,000,000
                Notes payable to former shareholders of Sterling,
                 interest at rates ranging from 5% to 5.54%, payable in
                 60 monthly installments through January 1998                1,372,895        759,420
                Notes payable, interest at prime (8.25% at December 31,
                 1996), payable in two equal installments in December
                 1996 and 1997                                               1,200,000        600,000
                6% convertible subordinated notes, interest payable
                 semiannually through 1999, principal due October 1999       1,000,000             --
                Notes payable to financial institutions, interest at
                 5.5%, due in full in October 1997                             714,858     55,000,000
                Note payable, interest at LIBOR (5.75% at December 31,
                 1996), 59 payments of principal and interest due
                 commencing February 1999, through December 2003                    --     97,759,224
                Note payable for the acquisition of a medical group,
                 interest at the applicable Federal short-term rate
                 (6.08% at December 31, 1995), payable quarterly with
                 principal due in two installments in February 1996 and
                 July 1997, collateralized by a letter of credit             2,890,000             --
                Note payable to certain physicians in connection with
                acquisition payable quarterly through March 2005             1,349,000      1,240,000
                Note payable to former stockholder, interest at 4.51%,
                 with principal due in January 1996                            230,000             --
                Notes payable, interest at 6.02% and principal due
                 January 2006                                                       --     20,174,914
                Deferred purchase price, due August 1998                     1,750,000        942,000
                Term notes, interest ranging from prime rate plus
                 one half percentage point to 8.9%, due from
                 July 1999 - November 2003                                                  1,127,000
                Notes payable, interest ranging from 7 to 8.25%, due
                 August 1997 - September 2000                                1,303,000      3,402,000
                Deed of Trust Note, interest at 10.35%, payable through
                 December 2009                                                 720,000        697,000
                Other                                                        4,199,013      2,782,701
                                                                           -----------   ------------
                Total                                                       26,999,187    262,968,886
                Less current portion                                        13,650,635     72,514,667
                                                                           -----------   ------------
                Long term debt, net of current portion                     $13,348,552   $190,454,219
                                                                           ===========   ============

At December 31, 1996 future payments on long-term debt were as follows:


                                  NOTES PAYABLE     CAPITAL
                                    AND OTHER        LEASES          TOTAL
                                   -----------    -----------    -------------
              1997                $ 71,384,423    $ 1,130,244    $  72,514,667
              1998                   3,685,088        585,239        4,270,327
              1999                   9,341,345        226,843        9,568,188
              2000                  10,328,154         67,338       10,395,492
              2001                  84,063,319             --       84,063,319
              Thereafter            82,478,439             --       82,478,439
                                   -----------    -----------    -------------
                                                    2,009,664      263,290,432
        Less amount representing
         interest on capital
         leases                             --       (321,546)        (321,546)
                                   -----------    -----------    -------------
        Total                    $ 261,280,768    $ 1,688,118    $ 262,968,886
                                 =============    ===========    =============

   The fair market value of the Company's debt approximates its carrying value at December 31, 1995 and 1996.

   Credit Agreement -- On January 29, 1996, the Company entered into a credit, security, guarantee and pledge agreement (the "1996 Credit Agreement") with certain financial institutions. Permitted Borrowings, as defined in the 1996 Credit Agreement, generally include those for acquisitions and capital expenditures. The Company and the financial institutions amended the 1996 Credit Agreement during 1996. Fees of $1,250,000 were paid in connection with the Credit Agreement during 1996. Borrowings bear interest at rates ranging from either LIBOR plus 2 1/2%, 2 3/4% or 3%, or prime rate plus 1%, 1 1/4%, or 1 1/2% as defined in the 1996 Credit Agreement. The balance outstanding is due on October 31, 1997. Periodic payments of accrued interest are due during the term of the 1996 Credit Agreement. Additionally, the financial institutions were granted a security interest in substantially all of the assets of the Company (excluding those of FPA Medical Management of Michigan, Inc. d/b/a QualNet, Inc., and the stock of certain subsidiaries of FPA) and Professional Corporations. The debt is also guaranteed by certain Professional Corporations. In connection with the 1996 Credit Agreement, the Company must maintain certain debt and equity ratios and profitability thresholds. The Company issued to the financial institutions a warrant to purchase 50,000 shares of Common Stock at $9.125 per share exercisable prior to February 2, 2001, subject to certain anti-dilution provisions. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the 1996 Credit Agreement.

   On June 30, 1997, the Company entered into a credit agreement for a $175 million three-year revolving line of credit ("Line of Credit") and a $100 million four and one-quarter year term loan ("Term Loan") (collectively, the "Credit Agreement"). A maximum of $155 million and $30 million of the proceeds of the Line of Credit can be used to refinance debt and to secure the Company's capitation deposits, respectively. The remaining proceeds of the Line of Credit can be used for working capital. The proceeds of the Term Loan may be used to refinance debt. The borrowings bear interest based on the prime rate plus 50-75 basis points or the Interbank Eurodollar rate plus 150-175 basis points, as defined in the Credit Agreement. The Credit Agreement contains customary terms, events of default and covenants (including financial covenants) which, among other things, limit payment of cash dividends, the consummation of certain acquisitions and the incurrence of additional debt. The obligations of the Company under the Credit Agreement are secured by the assets of the Company and the capital stock and assets of its subsidiaries.


5. MAJOR CUSTOMERS

   In 1994, one Payor accounted for 9.7% of the Company's operating revenue. In 1995, one Payor accounted for 21.8% of the Company's operating revenue. In 1996, two Payors accounted for 13.3% and 9.3%, respectively, of the Company's operating revenue.


6. COMMITMENTS AND CONTINGENCIES

   Legal -- The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company's management, liability, if any, under these claims is adequately covered by insurance and will not have a material effect on the Company's financial position or results of operations. The Company maintains professional liability insurance.

   The Company is a defendant in a purported class action securities lawsuit entitled "In re AHI Healthcare Systems, Inc. Securities Litigation" filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed against AHI, certain of its officers and directors, and its Underwriters on December 20, 1995. The suit asserts that AHI, among other things, artificially inflated the price of its stock by misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of the Lakewood Health Plan. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI common stock between September 28, 1995 and December 19, 1995. The Company intends to vigorously defend this lawsuit. The Company does not expect that the outcome of the lawsuit will have a material adverse effect on the financial condition or results of operations of the Company.

   Operating Leases -- The Company is a party to certain facilities and equipment leases which terminate at various dates through November 8, 2005. Lease terms generally range from three to 10 years with renewal options. Many of the leases provide that the Company pay taxes, maintenance, insurance and other expenses, and contain rent escalation clauses.

   Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996, are as follows:

                        1997                     $31,151,856
                        1998                      27,313,597
                        1999                      22,819,426
                        2000                      19,576,874
                        2001                       5,584,523
                        Thereafter                10,549,467
                                                ------------
                        Total                   $116,995,743
                                                ============

   For 1994, 1995 and 1996, total expense under these non-cancelable operating leases was $3,825,514, $9,207,854, and $16,458,910, respectively.

7. STOCKHOLDERS' EQUITY

   Stock Splits and Dividends -- The accompanying supplemental consolidated financial statements and notes retroactively reflect all stock splits and stock dividends. All share, per share and stock option data have been restated to reflect the stock splits and stock dividends.

   In 1995, a Director of the Company purchased 32,000 shares of the Company's common stock for $450,000 by delivery of a note which is payable in monthly installments commencing January 1996 through May 2002. The note is secured by the purchased shares and is included in Due From Stockholder in the accompanying supplemental consolidated balance sheet. In addition, the Company granted this Director 42,675 stock options exercisable in installments over a seven-year period at $14.06 per share.

   In 1994, the Company issued shares of its common stock to two of its stockholders in exchange for promissory notes totaling $3,000,000. The shares were exchanged for the Company's Series T Preferred Stock which was subsequently redeemed in exchange for cancellation of the promissory notes.

   In 1994, the Company entered into a stock repurchase and mutual release agreement with a former director and stockholder. Pursuant to this agreement, such stockholder's entire equity interest was repurchased by the Company for $153,000 in cash and a note payable of $230,000 which was paid in 1996.

   In 1994, the Company entered into a stock repurchase and mutual release agreement (the "Agreement") with a former officer of AHI. Under the terms of the Agreement, the Company agreed to purchase the former officer's entire equity interest representing approximately 19% of AHI's outstanding stock at the time of repurchase for $1.1 million and to settle all outstanding employment-related disputes for $1.3 million. The settlement payments were made in cash ($1.2 million) and a note payable ($1.2 million), which was paid in full in 1995. The Company incurred $69,000 and $59,000 in interest expense in 1994 and 1995, respectively. In connection with the Agreement, this former officer also received an additional $300,000 upon the completion of AHI's initial public offering in 1995

   Preferred Stock -- During 1994, FPA issued a stock dividend consisting of one share of Series A Redeemable Preferred Stock (the "Preferred Stock") for each 437,600 shares of FPA's Common Stock. Accordingly, five shares of Preferred Stock were issued through the stock dividend, one to each of the Company's five founding directors. The Preferred Stock was subsequently redeemed by FPA at the redemption price of $750,000 per share of Preferred Stock (aggregate $3,750,000) in connection with the 1994 private placement of common stock.

   Omnibus Stock Option Plan -- During 1994, FPA adopted the Omnibus Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through incentive stock options or nonqualified stock options. On July 13, 1995, October 31, 1996, March 17, 1997, and July 24, 1997, the
stockholders of the Company authorized an increase in the total number of shares which may be granted under the plan to 1,500,000, 5,000,000, 6,500,000, and 8,000,000, respectively. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over three to five years.

   1994 Physician Stock Option Plan -- During 1994, FPA adopted the 1994 Physician Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through nonqualified stock options. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over two to five years.

   1995 Non-Employee Directors Non-Qualified Stock Option Plan -- On July 13, 1995, the stockholders of the Company approved the 1995 Non-Employee Directors Non-Qualified Stock Option Plan under which options to purchase up to 200,000 shares of Common Stock may be granted to non-employee directors. Options granted under the plan generally vest over one year.

   1994 and 1995 Long-Term Incentive Plans (the "LT Plans") -- Under the LT Plans, awards of options of common stock were granted to employees and consultants as determined by the Compensation Committee. The LT Plans also contained provisions permitting awards of restricted stock. The terms of any awards of options and restricted stock were specified in each agreement as determined by the Compensation Committee, including, but not limited to, the purchase price, term, exercise, vesting, restrictions and employment termination. These options were exercisable ratably over periods up to five years. The LT Plans and any awards thereunder terminated no later than ten years from date of grant. A total of 3,028,222 options were reserved for issuance under the LT Plans. The LT Plans were terminated in connection with the AHI Merger.

   1995 Non-Employee Directors Stock Option Program -- On August 1, 1995 AHI adopted the 1995 Non-Employee Directors Stock Option Program (the "Directors' Plan"). A total of 39,222 shares of common stock were reserved for issuance under the Directors' Plan. The Directors' Plan authorized the initial grant of options to purchase up to 7,500 shares of common stock to each Non-Employee Director and authorized an additional 1,000 option grant annually. The term of each option was ten years from the date of grant and vests over a four year period. The Directors' Plan was terminated in connection with the AHI Merger.

   In 1994, Health Partners adopted a fixed stock option plan ("1994 Option Plan") for key employees and consultants to acquire 450,000 shares of common stock of the Health Partners. In 1995, Health Partners allocated 1,000,000 additional shares of common stock to the 1994 Option Plan. Options vest over four to five years, become exercisable as specified in the individual stock option agreements and expire ten years after the date of grant. The plan was terminated in connection with the Health Partners merger.

   In 1994, HealthCap established two Stock Option Plans (the "Plans"). The 1994 Quality Consultant Stock Option Plan (the "Consultants Plan") provides for the grant of options to purchase up to 2,424,500 shares of common stock to certain key consultants to the Company. During 1995, options to purchase 473,440 shares were granted under the Consultants Plan (none in 1994). The 1994 Stock Option Plan as amended provides for the grant of options to purchase up to 3,694,983 shares of common stock to key employees. The plans were terminated in connection with the HealthCap merger.

Stock option transactions and prices are summarized as follows:


                                                                              1995
                                                                          NON-EMPLOYEE
                                         OMNIBUS         1994               DIRECTORS        LONG-TERM
                                          STOCK     PHYSICIAN STOCK       NON-QUALIFIED      INCENTIVE
                                       OPTION PLAN    OPTION PLAN       STOCK OPTION PLAN      PLANS
                                       -----------  ---------------     -----------------   ----------
        Shares under option:
        Outstanding at
          January 1, 1994                      --                --              --          1,075,404
           Granted                        858,254                --              --          1,013,526
           Exercised                           --                --              --                 --
           Canceled                        (3,000)               --              --                 --
                                       ----------          --------          ------         ----------
        Outstanding at
          December 31, 1994               855,254                --              --          2,088,930
           Granted                        709,072           477,460          32,500            707,615
           Exercised                           --                --              --                 --
           Canceled                       (13,692)              (25)             --            (74,757)
                                       ----------          --------          ------         ----------
        Outstanding at
          December 31, 1995             1,550,634           477,435          32,500          2,721,788
           Granted in
             connection with
             Sterling merger            1,313,583                --              --            194,000
           Otherwise granted            3,077,801           184,292          14,500                 --
           Exercised                     (181,421)          (14,200)         (5,000)                --
           Canceled                       (35,477)          (10,100)             --           (221,389)
                                        ---------           -------          ------          ---------
        Outstanding at
          December 31, 1996             5,725,120           637,427          42,000          2,694,399
                                        =========           =======          ======          =========

   Common Stock -- All stock options are granted at fair market value of the Common Stock at the grant date. The weighted average fair value of the stock options granted during 1996 was $8.49. The fair value of each stock option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions used for grants in 1996:

Risk-free interest rate of 5.7%; expected divided yield of 0%; expected life of 1.7-3 years; and expected volatility of 48%. Stock options generally expire ten years from the grant date and generally vest over a three to five year period, with one-third of the shares becoming exercisable on each of the first three anniversaries of the grant date. The outstanding stock options at December 31, 1996 have weighted average remaining contractual life of 5.97 years. The number of stock option shares exercisable at December 31, 1996 was 3,363,575. These stock options have a weighted average exercise price of $10.84 per share.

   The Company accounts for its options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards. Had compensation cost been determined consistent with SFAS No. 123, the Company's pro forma net loss and net loss per share for 1995 would have been $1,349,874 and $.07, respectively, and the Company's pro forma net loss and net loss per share for 1996 would have been $76,466,211 and $2.79, respectively. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The following table summarizes information about stock options outstanding at December 31, 1996:


                                                     WEIGHTED
                                    NUMBER            AVERAGE     WEIGHTED         NUMBER            WEIGHTED
           RANGE OF               OUTSTANDING        REMAINING    AVERAGE        EXERCISABLE          AVERAGE
           EXERCISE             AT DECEMBER 31,     CONTRACTUAL   EXERCISE           AT              EXERCISE
             PRICES                  1996               LIFE       PRICE     DECEMBER 31, 1996         PRICE
        -----------------       ---------------     -----------   --------   -----------------       --------
        $ 5.0000-$ 8.6250          2,968,742            4.84      $ 6.5899       1,498,470           $ 6.5665
        $ 8.8750-$13.7500          1,664,773            8.17       11.5848         663,630            12.0322
        $13.8125-$18.8438          2,524,767            3.48       14.9427         970,057            14.1507
        $19.0625-$28.3750          1,940,664            9.04       19.5457         231,418            21.2540
                                   ---------            ----      --------       ---------           --------
        $ 5.0000-$28.3750          9,098,946            5.97      $12.5848       3,363,575           $10.8427
                                   =========            ====      ========       =========           ========

   Warrants -- In connection with the revolving line of credit agreement (see
Note 4), AHI granted a warrant to the bank to purchase 53,343 shares of its common stock at $14.06 per share which expires on May 18, 2000. The warrant may be converted to shares of common stock equal to the aggregate fair value of shares less the total exercise price divided by the fair value per share on the conversion date. Pursuant to AHI's merger with FPA on March 17, 1997, the warrant was converted into a warrant to purchase FPA common stock.

8. INCOME TAXES

   Upon the inception of the Company, the Company elected S Corporation status under the Internal Revenue Code which provides that taxable income or loss is attributable to the stockholders. The Company subsequently revoked its election to be treated as an S Corporation and became subject to income taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company recognized a deferred tax benefit on the date it became a taxable enterprise.

   The components of income tax expense for the years ended December 31 are as follows:


                                    1994           1995          1996
                                -----------    -----------    -----------
            Federal expense:
              Current           $ 1,896,870    $ 2,190,978    $ 5,273,179
              Deferred             (539,312)      (755,192)    (4,622,179)

            State expense:
              Current               431,936        543,882      1,813,982
              Deferred              (82,469)      (300,348)    (1,199,982)
                                -----------    -----------    -----------
                  Total         $ 1,707,025    $ 1,679,320    $ 1,265,000
                                ===========    ===========    ===========

   The Company's income tax expense differs from the amount that would have resulted from applying the Federal statutory rate to pretax income because of the effect of the following items:


                                               1994      1995     1996
                                              ------    -----    ------
            Tax expense at U.S.
             statutory rate                    34.0%     34.0%     34.0%

            Revocation of FPA S
             Corporation status                20.2%     --        --
            State taxes, net of Federal
             income tax benefit               (18.8)%    (1.4)%     0.5%
            Nondeductible goodwill
             amortization                      (4.2)%    (8.3)%    (8.4)%
            Nondeductible acquisition
             costs                             --        --        (4.1)%
            Loss (with)/without carry
             forward benefit                 (164.3)%   (35.7)%   (22.9)%
            Other                              (1.0)     (2.0)%    (0.7)%
                                             ------     -----    ------
                                             (134.1)%   (13.4)%    (1.6)%
                                             ======     =====    ======

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The tax effects of items comprising the Company's net deferred tax assets and liabilities at December 31 are as follows:


                                                                 1995           1996
                                                             -----------    ------------
         Deferred tax assets:
           Goodwill                                         $         --    $  4,087,001
           Allowance for uncollectible
             accounts                                          2,307,580       2,700,811
           Accrued liability for
             professional liability claims                       321,256         595,000
           Accrued expenses                                      434,000       1,267,000
           Depreciation and amortization                          22,000          76,000
           Net operating losses                                7,174,511      23,986,058
           Accounts payable                                    9,917,000       3,864,000
           Management fees payable                            10,085,000      11,865,000
           Other                                                 395,392       5,701,821
                                                             -----------    ------------
              Total deferred tax assets                       30,656,739      54,142,691
              Valuation allowance                            (14,501,000)    (35,624,000)
                                                             -----------    ------------
              Total deferred tax assets                      $16,155,739    $ 18,518,691
                                                             ===========    ============
         Deferred tax liabilities:
           Geographic expansion costs                       $   (179,893)   $   (392,305)
           Start-up costs                                       (231,498)             --
           State income tax                                           --        (382,987)
           Deferred compensation                                 (57,565)        (19,069)
           Depreciation and amortization                      (1,008,458)       (812,914)
           Accounts receivable                                (9,873,000)     (3,789,000)
           Management fee receivables                         (1,913,000)     (1,627,000)
           Property, equipment and leasehold
             improvements                                       (270,000)       (250,000)
           Intangible assets                                                  (3,038,000)
           Prepaid expenses                                      (72,000)        (33,000)
           Other                                                (194,000)     (1,506,000)
                                                            ------------    ------------
               Total deferred tax liabilities               $(13,799,414)   $(11,850,275)
                                                            =-----------    ------------
         Net deferred tax assets                            $  2,356,325    $  6,668,416
                                                            ============    ============

   Effective January 1, 1995, all but two of the Physician Networks, and effective January 1, 1996, all but one of the Physician Networks, revoked their S-Corporation status. As a result, approximately $750,000 of net operating losses are not available to offset future California income otherwise taxable at 1.5%.

   The Company has net operating loss carryforwards of approximately $48,400,000 which may be utilized in future years before expiring between 2007 and 2011. Of this amount, approximately $1,200,000 arose from pre-acquisition losses of an acquired Physician Network, the use of which is limited to future taxable income of this Physician Network.

   A valuation allowance has been provided to offset the deferred tax asset of AHI based, in part, on the losses incurred by AHI for the year ended December 31, 1996. Under the separate return limitation year rules, the net operating losses of AHI can only be utilized by income generated by the former AHI entities. No valuation allowance has been provided for the remainder of the net deferred tax assets based on management's estimate of future taxable income.

9. MERGER, RESTRUCTURING AND OTHER UNUSUAL CHARGES

   In 1995, the Company recorded nonrecurring expenses of $1.6 million. This amount includes a $434,000 charge for impairment of goodwill, a $773,000 charge for the loss on disposition of businesses and $375,000 relating to the bankruptcy of one of its hospital clients. In 1995, the Company sold six and closed two primary care clinics (seven in Florida and one in Texas). The goodwill impairment and loss on sale are directly related to the sale and closure of the primary care clinics. These clinics accounted for approximately $2.1 million in revenue and generated an operating loss (including the unusual items) of $3.7 million during 1995.

   In 1996, the Company recorded nonrecurring expenses of $52.6 million. This amount is comprised of (i) costs related to the Sterling Merger in the amount of $16.8 million comprised of investment bankers' fees, attorneys' fees, accountants' fees, legal fees, and severance and compensation required to be paid as part of the Sterling Merger, (ii) write-offs of goodwill and other assets in the amount of $33.5 million related to terminated emergency room contracts and unprofitable acquisitions, and (iii) restructuring charges in the amount of $2.3 million primarily related to severance for terminated employees.

   In the nine months ended September 30, 1997, the Company recorded nonrecurring expenses of $38.0 million comprised of costs related to the AHI Merger consisting of investment bankers fees, attorney's fees, accountants fees, wind-down costs, and severance and compensation required to be paid as part of the AHI Merger.

   The Company anticipates incurring nonrecurring expenses of approximately $20.9 million, comprised of costs related to the mergers with Health Partners and HealthCap consisting of investment bankers fees, attorney's fees, accountants fees, wind-down costs, and severance and compensation required to be paid as part of the mergers. The Company anticipates recording such nonrecurring expenses in the fourth quarter of fiscal 1997.


10. SEGMENT INFORMATION

   Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital-based emergency departments ("Emergency Department"). FPA manages the provision of prepaid managed healthcare services for networks of primary care physicians ("Managed Care"). The activities related to the Managed Care Business segment and the Emergency Department Business segment are as follows:


                                  EMERGENCY        MANAGED
                                 DEPARTMENT         CARE        CONSOLIDATED
                                 ----------       ---------     ------------
                                           (THOUSANDS OF DOLLARS)
        Year Ended:
        DECEMBER 31, 1996
        Operating revenues        $ 136,761       $ 540,714       $ 677,475
        Loss from operations         (6,154)        (72,499)        (78,653)
        Assets employed at
         year-end                    77,900         554,707         632,607
        Depreciation and
         amortization                 3,204          13,091          16,295
        Capital expenditures            650          15,391          16,041

        DECEMBER 31, 1995
        Operating revenues        $ 115,660       $ 224,961       $ 340,621
        Income (loss) from
         operations                   6,502         (12,341)         (5,839)
        Assets employed at
         year-end                    78,608         185,897         264,505
        Depreciation and
         amortization                 2,260           4,876           7,136
        Capital expenditures          1,634           9,506          11,140

        DECEMBER 31, 1994
        Operating revenues        $  39,256       $  92,178       $ 136,434
        Income (loss) from
         operations                   2,349          (4,006)         (1,657)
        Assets employed at
         year-end                    26,742          36,433          63,175
        Depreciation and
         amortization                   438           2,838           3,276
        Capital expenditures            499           3,314           3,813

11. ACQUISITIONS

   Following is a summary of material acquisitions consummated during 1996 by the Company, one of its subsidiaries, or one of the Professional Corporations. Such acquisitions were accounted for using the purchase method of accounting. Goodwill totaling approximately $252.7 million was recorded, which is being amortized over periods ranging from 25 to 30 years. In connection with these acquisitions, the Company issued (i) Common Stock valued at $51.6 million, (ii) notes payable of $163.8 million, and (iii) cash of $19.4 million.

            VIP, IPA, A Professional Corporation         January  1996
            Foundation Health IPA                        January  1996
            Century Family Medical Group, IPA            January  1996
            Century Family Medical Group, Inc.           January  1996
            Chabot Medical Group IPA                     January  1996
            Private Physicians Group of Stanford         February 1996
            Physicians First, Inc.                       June     1996
            Family First Pharmacy, Inc.                  June     1996
            FPA Family Pharmacy, Inc.                    June     1996
            Physicians Medical Group of Florida, Inc.    June     1996
            FHC IPA, Inc.                                July     1996
            Intergroup IPA, P.C.                         July     1996
            Foundation Health Medical Services(1)        December 1996
            Foundation Health Medical Group, Inc.(1)     December 1996
            FHMG/TDMC Medical Group, A Professional      December 1996
            Corporation(1)
            Thomas Davis Medical Centers, P.C.(1)        December 1996

(1) The Company is in the process of determining the appropriate values to be assigned to the assets acquired and liabilities assumed in connection with these acquisitions. Accordingly, the Company's estimate of these values are subject to revision upon completion of an independent valuation which may result in an adjustment to goodwill.

   The following unaudited pro forma financial information presents the consolidated results of operations as if all significant acquisitions had occurred as of the beginning of the periods presented, after including the impact of certain adjustments, such as amortization of intangibles and goodwill, executive compensation per employment agreements, and the related income tax effects.

                                YEAR ENDED DECEMBER 31,
                            ------------------------------
                                 1995            1996
                            -------------    -------------
        Revenues            $ 574,135,190    $ 836,817,802
        Net loss              (63,354,516)    (149,569,879)
        Net loss per share          (2.38)           (4.10)


   The Company believes that this unaudited pro forma information is not indicative of future results of operations, nor of historical operations, if the acquisitions had occurred as of the beginning of the periods presented.

12. LICENSURE

   The application of FPA Medical Management of California, Inc., formerly known as Family and Senior Care, Inc., a wholly-owned subsidiary of FPA, for a restricted healthcare service plan license was approved by the California Department of Corporations ("DOC") on December 5, 1996. Following that date, all of the Company's managed care activity in the State of California occurred in this subsidiary. On February 24, 1997 FPA submitted a Notice of Material Modification to request incorporation of the California activity of AHI under FPA's restricted DOC license.

13. SUBSEQUENT EVENTS (UNAUDITED)

   The following significant events have occurred subsequent to December 31, 1996:

      AHI Merger -- On March 17, 1997, FPA and AHI consummated a business combination. As a result of the AHI Merger, each outstanding share of AHI common stock was converted into 0.391 shares of FPA Common Stock. AHI stockholders were issued 5,678,509 shares of FPA Common Stock representing approximately 18% of the then total issued and outstanding shares of FPA Common Stock after the AHI Merger. The AHI Merger has been treated as a tax-free reorganization and accounted for as a pooling of interests. AHI is a health care management services organization which integrates individual and small groups of primary care physicians and specialists into local managed health care delivery systems, for which AHI provides medical management systems and services.

      HealthCap Merger -- On June 30, 1997, FPA merged with HealthCap in a stock-for-stock merger accounted for as a pooling of interests in which 2,300,000 shares of FPA common stock were issued in exchange for all of the outstanding shares of HealthCap common and preferred stock (including shares covered by HealthCap vested options and outstanding warrants as of the effective date) and FPA assumed certain HealthCap options. HealthCap is a physician practice management company that provides management services for capitated physician networks, including IPAs and single taxpayer model medical groups. HealthCap is focused on the development and operation of primary care based multi-specialty and women's health delivery systems in primary and secondary markets where HMO market share has been historically low but is increasing. HealthCap operates in California, Florida, Georgia, Missouri and Nevada. As of March 31, 1997, HealthCap had a network of 1,540 primary care physicians which provided healthcare services to approximately 50,000 enrollees under 12 Payor contracts.

      Health Partners Merger -- On October 13, 1997, FPA completed its merger with Health Partners in a stock-for-stock merger accounted for as a pooling of interests. Health Partners currently provides healthcare services to over 138,000 enrollees. Health Partners believes it is the largest physician practice management organization in New York with over 103,000 HMO members and also has operations in Ohio, Kentucky, Washington D.C., New Jersey, Texas and Virginia.

      On September 2, 1997, FPA acquired Emergency Medical Care Incorporated ("EMC") for cash and shares of FPA common stock, subject to adjustment based on certain performance criteria. The acquisition was accounted for as a purchase.

      On September 30, 1997, FPA acquired Axminster in a stock-for-stock merger accounted for as a pooling of interests in which shares of FPA common stock were issued in exchange for all the outstanding shares of Axminster.

      On November 26, 1997, the Company acquired Cornerstone Physicians Corporation in a stock-for-stock merger accounted for as a pooling of interests.

      Credit Agreement --On June 30, 1997, the Company entered into a commercial paper credit agreement for a $225 million three-year revolving line of credit ("Line of Credit") and a $50 million four and one-quarter year term loan ("Term Loan"). A maximum of $155 million and $30 million of the proceeds of the Line of Credit can be used to refinance debt and to secure the Company's capitation deposits, respectively. The remaining proceeds of the Line of credit can be used for working capital. The proceeds of the Term Loan may be used to refinance debt. The borrowings bear interest based on the prime rate plus 50-75 basis points or the Interbank Eurodollar rate plus 150-175 basis points, as defined in the agreement. In connection with the credit agreement the Company agreed to maintain certain debt and equity ratios and profitability thresholds. The Company's obligations under this facility are secured by the assets of the Company and the stock of the Company's subsidiaries.

INDEPENDENT AUDITORS' REPORT

To the Stockholders of FPA Medical Management, Inc.:

We have audited the supplemental consolidated balance sheet of FPA Medical Management, Inc. and subsidiaries as of December 31, 1996 and the related supplemental consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The supplemental consolidated financial statements give retroactive effect to the 1997 mergers of FPA Medical Management, Inc. with AHI Healthcare Systems, Inc., Healthcap, Inc., Axminster Medical Group, Inc. and Health Partners, Inc., which have been accounted for as poolings of interest as described in note 1 to the supplemental consolidated financial statements. We did not audit the financial statements of Health Partners, Inc., a wholly-owned subsidiary as a result of a merger effective October 13, 1997, which was accounted for as a pooling of interest, which statements reflect total assets and revenues of $47,669,000 and $74,822,000, respectively, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for Health Partners, Inc., is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of FPA Medical Management, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

We previously audited and reported on the consolidated balance sheet of FPA Medical Management, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995, prior to their restatement for the poolings of interests with Sterling Healthcare Group, Inc. in 1996, and AHI Healthcare Systems, Inc. and Health Partners, Inc. in 1997, as described in note 1 to the supplemental consolidated financial statements. We did not audit the consolidated balance sheet of Sterling Healthcare Group, Inc. as of December 31, 1995, or the related consolidated statements of operations, changes in stockholders' equity and cash flows of Sterling Healthcare Group, Inc. for the period June 1, 1994 (date of inception) to December 31, 1994, and the year ended December 31 1995, which statements reflect total assets of $78,608,000 as of December 31, 1995, and total revenues of $39,256,000 and $115,660,000 for the period June 1, 1994 (date of inception) to December 31, 1994, and the year ended December 31, 1995, respectively. We also did not audit the consolidated balance sheet of Health Partners, Inc. as of December 31, 1995 or the related consolidated statements of operations, changes in stockholders' equity and cash flows of Health Partners, Inc. for each of the years in the two-year period ended December 31, 1995, which statements reflect total assets of $30,653,000 as of December 31, 1995, and total revenues of $11,001,000 and $32,141,000 for the years ended December 31, 1994 and 1995, respectively. We also did not audit the consolidated balance sheet of AHI Healthcare Systems, Inc. as of December 31, 1995, or the related consolidated statements of operations, changes in stockholders' equity and cash flows of AHI Healthcare Systems, Inc. for each of the years in the two-year period ended December 31, 1995, which statements reflect total assets of $76,256,000 as of December 31, 1995, and total revenues of $60,746,000 and $114,284,000 for the years ended December 31, 1994 and 1995, respectively. Separate financial statements of the other companies included in the 1995 and 1994 supplemental consolidated financial statements were audited and reported on separately by other auditors. We also audited the combination of the accompanying supplemental consolidated balance sheet as of December 31, 1995, and the related supplemental consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995, after restatement for the 1996 and 1997 poolings of interests; in our opinion, such consolidated statements have been properly combined on the basis described in note 1 to the supplemental consolidated financial statements.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
May 2, 1997 (except for the
 1997 poolings of interests
 as described in paragraphs
 5 through 7 of note 1, for
 which the date is December
 8, 1997)

REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors AHI HealthCare Systems, Inc.

We have audited the accompanying consolidated balance sheet of AHI Healthcare Systems, Inc., as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AHI Healthcare Systems, Inc., at December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Los Angeles, California
February 22, 1996

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Sterling Healthcare Group, Inc.
Coral Gables, Florida

We have audited the consolidated balance sheets of Sterling Healthcare Group, Inc. as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for year ended December 31, 1995 and the seven month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Healthcare Group, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995 and the seven month period ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND LLP

Miami, Florida
March 15, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Health Partners, Inc.:

        We have audited the accompanying consolidated statements of financial position of Health Partners, Inc. and Subsidiaries as of December 31, 1994, 1995 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Partners, Inc. and Subsidiaries as of December 31, 1994, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
White Plains, New York
February 28, 1997

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FPA MEDICAL MANAGEMENT, INC.

                                    By: /s/ Steven Lash
                                       ----------------------------------
                                    Title: Executive Vice President and
                                           Chief Financial Officer

Date: December 9, 1997